                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          NEXTEL COMMUNICATIONS, INC.,

                            DIAL CALL INDIMICH, INC.

                                      AND

                       WIRELESS VENTURES OF BRAZIL, INC.

                          DATED AS OF OCTOBER 28, 1996

                               TABLE OF CONTENTS

ARTICLE I  DEFINITIONS.................................................................      2
     1.1    Defined Terms..............................................................      2
     1.2    Other Definitional Matters.................................................      7
ARTICLE II  THE MERGER.................................................................      7
     2.1    The Merger.................................................................      7
               2.1.1  The Merger of Indimich and WVB...................................      7
               2.1.2  Effective Time of the Merger.....................................      7
               2.1.3  Articles of Incorporation........................................      8
               2.1.4  Bylaws...........................................................      8
               2.1.5  Officers and Directors of Surviving Corporation..................      8
               2.1.6  Effects of Merger................................................      8
     2.2    Conversion of Shares.......................................................      8
               2.2.1  Effect of Merger on Capital Stock................................      8
               2.2.2  Exchange of Certificates.........................................      9
               2.2.3  Dissenters' Rights...............................................     10
     2.3    Closing....................................................................     10
     2.4    Unavailable Channels.......................................................     10
               2.4.1  Options to Purchase Equity Interests in Licensees................     10
               2.4.2  Frequency Interference...........................................     11
               2.4.3  Revocation of Licenses...........................................     12
               2.4.4  Liability........................................................     13
     2.5    Closing Balance Sheet......................................................     13
     2.6    Service of Process.........................................................     15
     2.7    Tax Treatment of Adjustments...............................................     15
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF WVB.....................................     15
     3.1    Organization, Good Standing, Etc...........................................     15
     3.2    Authorization, Due Execution and Binding Effect............................     15
     3.3    No Approvals or Notices Required; No Conflicts With Instruments............     16
     3.4    Licenses, Permissions, Permits, Authorizations, Etc........................     16
     3.5    Capitalization of WVB and WVB Affiliates...................................     17
     3.6    Ownership of WVB Common Stock and Capital Stock of WVB Affiliates..........     17
     3.7    Financial Statements.......................................................     17
               3.7.1  General..........................................................     17
               3.7.2  Interim Financial Statements.....................................     18
     3.8    Absence of Certain Changes.................................................     18
     3.9    Liabilities................................................................     19
     3.10   Intercompany Transactions..................................................     20
     3.11   Taxes......................................................................     20
     3.12   Assets.....................................................................     20
     3.13   Channels...................................................................     21
     3.14   Compliance With Environmental Laws.........................................     21
     3.15   Contracts..................................................................     22
     3.16   Claims and Legal Proceedings...............................................     22
     3.17   Interconnect Rights........................................................     23
     3.18   Labor Matters..............................................................     23
     3.19   Patents, Trademarks, Etc...................................................     24
     3.20   Customers..................................................................     25

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
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     3.21   Applicable Laws............................................................     25
     3.22   Insurance..................................................................     26
     3.23   Brokerage..................................................................     26
     3.24   Business Plan..............................................................     26
     3.25   S-4 Registration Statement and Proxy Statement/Prospectus..................     26
     3.26   Full Disclosure............................................................     26
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF NEXTEL AND INDIMICH......................     27
     4.1    Organization, Good Standing, Etc...........................................     27
     4.2    Authorization, Due Execution and Binding Effect............................     27
     4.3    No Approvals or Notices Required; No Conflicts With Instruments............     27
     4.4    Claims and Legal Proceedings...............................................     28
     4.5    Nextel SEC Filings.........................................................     28
     4.6    Nextel Common Stock........................................................     28
     4.7    Brokerage..................................................................     28
     4.8    S-4 Registration Statement and Proxy Statement/Prospectus..................     28
     4.9    Tax........................................................................     29
ARTICLE V  FURTHER AGREEMENTS..........................................................     30
     5.1    Schedules..................................................................     30
     5.2    Access.....................................................................     30
     5.3    Management Information.....................................................     30
     5.4    Advice of Claims...........................................................     31
     5.5    Conduct of the Business....................................................     31
     5.6    Compliance With Laws.......................................................     32
     5.7    Insurance and Loss of or Damage to Assets..................................     32
     5.8    Confidentiality............................................................     32
     5.9    Founders Meeting...........................................................     32
     5.10   Registration Statement/Proxy Materials.....................................     33
     5.11   No Solicitations...........................................................     33
     5.12   Rule 145 Affiliates........................................................     34
     5.13   Tax Covenant...............................................................     35
     5.14   Nextel Common Stock........................................................     35
     5.15   Other Cooperation..........................................................     36
     5.16   Certain Brazilian Regulatory Issues........................................     36
     5.17   Brazilian Certificates.....................................................     37
ARTICLE VI  CONDITIONS PRECEDENT TO OBLIGATIONS OF NEXTEL AND INDIMICH.................     37
     6.1    Accuracy of Representations and Warranties.................................     37
     6.2    Performance of Agreement...................................................     37
     6.3    Approvals and Consents.....................................................     37
     6.4    Founders' Approval.........................................................     37
     6.5    Shareholders Agreement.....................................................     38
     6.6    Opinion of WVB Counsel.....................................................     38
     6.7    Confidentiality, Noncompetition and Proprietary Information Agreements.....     38
     6.8    Resignations of Directors, Officers, Employees, Independent Contractors and
      Consultants......................................................................     38
     6.9    Legal Proceedings..........................................................     38
     6.10   S-4 Registration Statement and Listing.....................................     38
     6.11   Title......................................................................     39
     6.12   WVB Officers' Certificates.................................................     39
     6.13   No Change in Political or Economic Conditions in Brazil....................     39

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
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     6.14   Affiliate Transactions.....................................................     39
     6.15   Rule 145 Affiliate Agreements..............................................     39
     6.16   Documentation Relating to Licenses.........................................     39
     6.17   Negative Pledge Agreement..................................................     39
     6.18   Brazilian Regulatory Issues................................................     40
ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS OF WVB................................     40
     7.1    Accuracy of Representations and Warranties.................................     40
     7.2    Performance of Agreement...................................................     40
     7.3    Approvals and Consents.....................................................     40
     7.4    Founders' Approval.........................................................     40
     7.5    Shareholders Agreement.....................................................     40
     7.6    Nextel and Indimich Officers' Certificate..................................     41
     7.7    Legal Proceedings..........................................................     41
     7.8    S-4 Registration Statement and Listing.....................................     41
     7.9    Opinion of Nextel Counsel..................................................     41
     7.10   No Material Adverse Change.................................................     41
     7.11   Transfer of Interests of WVB Affiliates....................................     41
     7.12   Termination of Powers of Attorney..........................................     42
ARTICLE VIII  NONCOMPETITION...........................................................     42
     8.1    Noncompetition.............................................................     42
     8.2    Specific Performance.......................................................     43
ARTICLE IX  INDEMNIFICATION AND SURVIVAL OF WARRANTIES.................................     43
     9.1    Indemnification by the Founders............................................     43
     9.2    Indemnification by Nextel..................................................     44
     9.3    Procedure..................................................................     44
     9.4    Survival...................................................................     45
ARTICLE X  TERMINATION.................................................................     45
     10.1   Termination................................................................     45
     10.2   Effect of Termination......................................................     46
ARTICLE XI  GENERAL....................................................................     47
     11.1   Expenses...................................................................     47
     11.2   Amendment..................................................................     47
     11.3   Headings...................................................................     47
     11.4   Applicable Law.............................................................     47
     11.5   Parties in Interest........................................................     47
     11.6   Waivers....................................................................     48
     11.7   Acknowledgment.............................................................     48
     11.8   Notices....................................................................     48
     11.9   Counterparts...............................................................     49
     11.10 Entire Understanding........................................................     50

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

                                   SCHEDULES

2.2.1       WVB Options
3.1         Organization
3.3         Approvals and Conflicts
3.4         Additional Payments and Fees
3.5         Capitalization of WVB and WVB Affiliates
3.8         Certain Changes or Events
3.9         Undisclosed Material Liabilities
3.10        Intercompany Balances
3.11        Payments
3.12(a)     Leases
3.12(b)     Real Property
3.12(d)     Liens
3.13        Channels
3.15        Contracts
3.16        Claims and Legal Proceedings
3.18        Labor Matters
3.19        Patents, Trademarks, Etc.
3.20        Customers
3.21        Applicable Laws

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                                    EXHIBITS

2.1.2       Forms of Certificate of Merger and Articles of Merger
2.1.3       Form of Amendment to Articles of Incorporation of WVB
2.1.4       Form of Amended and Restated Bylaws of WVB
2.4         Value of Channels
5.12        Form of Affiliate Agreement
5.17        Brazilian Certificates
6.5         Form of Shareholders Agreement
6.6         Form of Opinion of WVB Counsel
6.7         Form of Confidentiality, Noncompetition and Proprietary Information Agreement
6.12        Form of WVB Officers' Certificate
6.18        Form of Negative Pledge Agreement
7.6         Form of Nextel and Indimich Officers' Certificate
7.9         Form of Opinion of Nextel Counsel

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

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of October 28, 1996 by and among NEXTEL COMMUNICATIONS, INC., a Delaware corporation ("Nextel"), DIAL CALL INDIMICH, INC., a Delaware corporation and direct wholly owned subsidiary of Nextel ("Indimich"), and WIRELESS VENTURES OF BRAZIL, INC., a Virginia corporation ("WVB").

                                    RECITALS

     A. WVB, Nextel and Indimich believe it advisable and in their respective best interests to effect a merger of WVB and Indimich pursuant to this Agreement (the "Merger").

     B. WVB Controls (as defined below) or has certain interests in certain Persons (as defined below) that (i) hold trunking licenses issued by the Federative Republic of Brazil ("Brazil") authorizing the use of the 1,700 Specialized Mobile Radio ("SMR") channels listed on Schedule 3.13 in the frequency ranges of 851.0125 megahertz ("MHz") to 865.9875 MHz for base to mobile and 806.0125 MHz to 820.9875 MHz for mobile to base in certain cities in Brazil (the "Channels") and (ii) own certain assets relating to the SMR business (the businesses of WVB and of the Persons that WVB Controls or Persons of which WVB or any WVB Affiliate (as defined below) has an option to acquire Control (the "WVB Affiliates") being referred to collectively herein as the "Business").

     C. Prior to the closing of the Merger, WVB intends to exchange each share of its outstanding common stock, par value $.01 per share, for 81 shares of Class A Common Stock, par value $.01 per share, having 90/81 votes per share (the "Class A Common Stock"), and 19 shares of Class B Common Stock, par value $.01 per share, having 10/19 vote per share (the "Class B Common Stock"; together with the Class A Common Stock, the "WVB Common Stock").

     D. WVB desires and intends to submit to a vote of its shareholders (the "Founders") a proposal to convert all of the outstanding Class A Common Stock into Class A common stock, par value $.001 per share, of Nextel (the "Nextel Common Stock") and to cause the merger of Indimich with and into WVB, and Nextel desires and intends to cause (i) the merger of Indimich with and into WVB (after the Merger, the "Surviving Corporation"), on the terms and subject to the conditions herein set forth, and (ii) the transfer of all of the stock of the Surviving Corporation held by Nextel to McCaw International, Ltd., an indirect and wholly owned subsidiary of Nextel.

     E. The parties intend that the transactions contemplated hereby qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, and the Treasury regulations promulgated thereunder both as amended and in effect as of the date hereof (the "Code").

     F. The Board of Directors of Nextel, Indimich and WVB, and the sole shareholder of Indimich have approved the Merger and this Agreement.

     In consideration of the mutual promises contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.1   DEFINED TERMS

     As used in this Agreement, the following terms shall have the following meanings:

     "Acquisition Proposal" has the meaning set forth in Section 5.11(a).

     "Affiliate" of any Person (the "Subject") means any other Person which, directly or indirectly, Controls or is Controlled by or is under common Control with the Subject and, without limiting the generality of the foregoing, shall in any event include (a) any Person which beneficially owns or holds 5% or more of

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

     any class of voting securities of the Subject or 5% or more of the legal or beneficial interest in the Subject, and (b) any Person of which the Subject beneficially owns or holds 5% or more of any class of voting securities or 5% or more of the legal or beneficial interest.

     "Affiliate Agreement" has the meaning set forth in Section 5.12.

     "Agreement" has the meaning set forth in the introductory paragraph.

     "AirLink" has the meaning set forth in Section 2.5(b).

     "Assets" has the meaning set forth in Section 3.3.

     "Brazil" has the meaning set forth in the Recitals.

     "Business" has the meaning set forth in the Recitals.

     "Certificates" has the meaning set forth in Section 2.2.2(a).

     "Channels" has the meaning set forth in the Recitals.

     "Class A Common Stock" has the meaning set forth in the Recitals.

     "Class B Common Stock" has the meaning set forth in the Recitals.

     "Closing" has the meaning set forth in Section 2.3.

     "Closing Average" has the meaning set forth in Section 2.2.1(a).

     "Closing Balance Sheet" has the meaning set forth in Section 2.5(a).

     "Closing Date" has the meaning set forth in Section 2.3. "Code" has the meaning set forth in the Recitals.

     "Confidentiality Agreement" has the meaning set forth in Section 5.8.

     "Control" (including, with correlative meanings, the terms "Controlled by" and "under common Control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Converted Share" has the meaning set forth in Section 2.2.2(a).

     "Corporation" has the meaning set forth in Section 7701(a)(3) of the Code.

     "Damages" has the meaning set forth in Section 9.1.

     "DGCL" has the meaning set forth in Section 2.1.1(b).

     "Effective Time" has the meaning set forth in Section 2.1.2.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Financial Statements" has the meaning set forth in Section 3.7.1.

     "Founder Representative" has the meaning set forth in Section 2.4.3.

     "Founders" has the meaning set forth in the Recitals.

     "HSR Act" has the meaning set forth in Section 4.3.

     "Indemnifying Founder" means Telcom Ventures, LLC, South Beach Ventures, Inc., Rajendra Singh, Neera Singh, the Hersh Raj Singh Education Trust and the Samir Raj Singh Education Trust, and any successor thereto.

     "Indemnifying Party" has the meaning set forth in Section 9.3.

     "Indemnitee" has the meaning set forth in Section 9.3.

     "Indimich" has the meaning set forth in the introductory paragraph.

     "Interim Financial Statements" has the meaning set forth in Section 3.7.2.

     "Knowledge of WVB" means, with respect to the existence or absence of a fact, matter, event or circumstance, the actual knowledge of any director or officer of WVB, any Founder, or any director or officer of any WVB Affiliate.

     "LCC" has the meaning set forth in Section 2.5(b).

     "License" has the meaning set forth in Section 3.4.

     "License Issue" has the meaning set forth in Section 2.4.3.

     "License Transfer Date" has the meaning set forth in Section 2.4.3(b).

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, deed of trust, charge, security interest, encumbrance or other adverse claim of any kind with respect to such property or asset.

     "Master Service Agreement" has the meaning set forth in Section 2.5(b).

     "Merger" has the meaning set forth in the Recitals.

     "MHz" has the meaning set forth in the Recitals.

     "Ministry" has the meaning set forth in Section 5.16(a).

     "Ministry Letter" has the meaning set forth in Section 5.16(a).

     "Ministry Memorandum" has the meaning set forth in Section 5.16(a).

     "Nextel" has the meaning set forth in the introductory paragraph, and shall include any successor corporations.

     "Nextel Common Stock" has the meaning set forth in the Recitals.

     "Nextel Representative" has the meaning set forth in Section 2.4.3.

     "Nextel Shares" means the shares of Nextel Common Stock to be issued pursuant to Section 2.2.1.

     "Original Letter" has the meaning set forth in Section 5.10.

     "PCS" has the meaning set forth in Section 8.1(a).

     "Permitted Liens" has the meaning set forth in Section 3.12(d).

     "Person" means any individual, partnership, limited liability company, joint-stock company, firm, corporation, association, unincorporated organization, joint venture, trust or other entity.

     "Personal Property" has the meaning set forth in Section 3.12(a).

     "Pro Rata Share" means, with respect to any Indemnifying Founder, the number of shares of Nextel Common Stock received by such Indemnifying Founder at the Closing multiplied by the Closing Average.

     "Prohibited Transaction" means (i) a transfer by Nextel of the stock of WVB, or the transfer by WVB of all or a significant part of its assets, other than a transfer by Nextel of the stock of WVB or a transfer by WVB of its assets in a transaction that maintains the tax-free status of the Merger (to the Founders) by reason of Section 368(a)(2)(C) of the Code,
     (ii) a transfer by a member of the WVB Group of all or a significant portion of its assets to an entity other than a corporation (except transfers of assets in the ordinary course of the transferor's business),
     (iii) a transfer by a member of the WVB Group of all or a significant portion of its assets to a corporation that the transferor does not control (within the meaning of Section 368(c) of the Code) after the transfer and
     (iv) any transaction that terminates the membership of WVB or a WVB Affiliate in the WVB Group (other than a termination whereby one member of the WVB Group merges or liquidates into another member of the WVB Group or a corporation controlled (within the meaning of Section 368(c) of the Code) by a member of the WVB Group).

     "Proxy Statement/Prospectus" has the meaning set forth in Section 5.10.

     "Radio-Tel" has the meaning set forth in Section 5.16(a).

     "Regulatory Issue" has the meaning set forth in Section 5.16(a).

     "S-4 Registration Statement" has the meaning set forth in Section 5.10.

     "Satisfactory Regulatory Comfort" has the meaning set forth in Section
     6.18.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Shareholders Agreement" has the meaning set forth in Section 6.5.

     "SMR" has the meaning set forth in the Recitals.

     "Superior Proposal" has the meaning set forth in Section 5.11(a).

     "Supplemental WVB Proposal" has the meaning set forth in Section 5.16(a).

     "Surviving Corporation" has the meaning set forth in the Recitals.

     "Tax" and "Taxes" mean any and all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, stamp, occupation, premium, property, customs duty and other tax, fee, assessment, or similar charge of any kind whatsoever, together with interest and penalties, additions to the tax, and additional amounts imposed in connection with such tax by any Tax Authority, whether U.S. or foreign.

     "Tax Authority" has the meaning set forth in Section 3.11.

     "Tax Returns" means all returns (including information returns), reports, estimates, elections, declarations, statements, forms, requests for extensions of time, and other documents (including any schedule, exhibit, or any other attachment to such documents) relating to or required to be filed with any Tax Authority or any other Person pursuant to any federal, state or local law, whether U.S. or foreign.

     "Telcom" has the meaning set forth in Section 2.2.1(a).

     "Telcom Note" means the promissory note dated January 1, 1995 made by WVB to Telcom.

     "Termination Notice Date" has the meaning set forth in Section 2.4.3(b).

     "VSCA" has the meaning set forth in Section 2.1.1(a).

     "Working Capital Excess" has the meaning set forth in Section 2.5(b).

     "WVB" has the meaning set forth in the introductory paragraph.

     "WVB Affiliates" has the meaning set forth in the Recitals.

     "WVB Common Stock" has the meaning set forth in the Recitals.

     "WVB Group" means the "affiliated group" of corporations of which WVB is the "common parent" corporation (as those terms are used in Section 1504 of the Code) as determined immediately prior to the Closing Date and without regard to Section 1504(b)(3) (concerning foreign corporations).

     "WVB Optionholders" has the meaning set forth in Section 2.2.1(a).

     "WVB Options" has the meaning set forth in Section 2.2.1(a).

     "WVA Response" has the meaning set forth in Section 5.16(a).

     "WVB Securities" has the meaning set forth in Section 3.5.

1.2   OTHER DEFINITIONAL MATTERS

     (a) The words "this Agreement," "hereby," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provisions of this Agreement, and the words "Article," "Section," "Schedule," "Exhibit" and like references are to this Agreement unless otherwise specified.

     (b) Singular and plural forms, as the case may be, of terms defined herein have correlative meanings.

     (c) Any defined term which relates to a document includes within its definition any amendments, modifications, renewals, restatements, extensions, supplements or substitutions which may heretofore have been or which may hereafter be executed in accordance with the terms thereof and as may be permitted by this Agreement.

                                   ARTICLE II

                                   THE MERGER

2.1   THE MERGER

     2.1.1 THE MERGER OF INDIMICH AND WVB

     (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the Delaware General Corporation Law (the "DGCL") and the Virginia Stock Corporation Act (the "VSCA"), Indimich shall be merged with and into WVB, and the separate corporate existence of Indimich shall thereupon cease.

     (b) WVB shall be the surviving corporation in the Merger, shall succeed to all of the assets and liabilities of each of WVB and Indimich, as provided in the DGCL and the VSCA, and shall continue its existence under the provisions of the DGCL and the VSCA.

     2.1.2 EFFECTIVE TIME OF THE MERGER

     On the Closing Date and subject to the terms and conditions hereof, a certificate of merger and articles of merger complying with the applicable provisions of the DGCL and the VSCA, respectively, substantially in the form attached hereto as Exhibit 2.1.2, shall be executed by the parties to the Merger and filed with the Secretary of State of the State of Delaware and the Virginia State Corporate Commission, respectively, pursuant to the DGCL and the VSCA, respectively. The Merger shall become effective at the time and on the date specified in the articles of merger as so filed, such time being herein called the "Effective Time."

     2.1.3 ARTICLES OF INCORPORATION

     The Articles of Incorporation of WVB shall as of the Effective Time be amended as set forth in Exhibit 2.1.3, and such Articles of Incorporation as so amended shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until duly amended.

     2.1.4 BYLAWS

     At the Effective Time, the Bylaws of the Surviving Corporation shall be in the form attached hereto as Exhibit 2.1.4 and shall be the Bylaws of the Surviving Corporation after the Effective Time until duly amended.

     2.1.5 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

     At the Effective Time, the officers and directors of Indimich immediately prior to the Merger shall become and continue to be the officers and directors of the Surviving Corporation.

     2.1.6 EFFECTS OF MERGER

     The Merger shall have the effects set forth in Section 257 of the DGCL and
Article 12, Section 13.1-721, of the VSCA.

2.2   CONVERSION OF SHARES

     2.2.1 EFFECT OF MERGER ON CAPITAL STOCK

     (a) At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of any capital stock of WVB, all issued and outstanding shares of Class A Common Stock and all vested options to purchase WVB Common Stock (the "WVB Options") shall be converted in the aggregate into the right to receive from Indimich that number of shares of Nextel Common Stock equal to (i) (y) $186,300,000 minus (z) the sum of principal and interest due to Telcom Ventures, LLC ("Telcom") under the Telcom Note as of the Effective Time, divided by (ii) the average of the closing prices of the Nextel Common Stock on the Nasdaq National Market for the 20 trading days following but excluding the date hereof (the "Closing Average"), to be distributed to the Founders and to holders of WVB Options (the "WVB Optionholders") on a pro rata basis based on
(a) the number of shares of Class A Common Stock held by each Founder as shown on Schedule 3.5 and (b) the number and value of the shares of WVB Common Stock that the WVB Optionholders would be entitled to receive if they had exercised their options in full in a cashless manner immediately prior to the Closing, in each case as set forth on Schedule 2.2.1. Upon such conversion, all such shares of Class A Common Stock shall be canceled and cease to exist, and each holder of a certificate representing any such shares or options shall cease to have any rights with respect thereto, except the right to receive from Indimich the shares of Nextel Common Stock to be issued and cash to be paid in lieu of fractional shares of Nextel Common Stock in consideration therefor upon the surrender of such certificate in accordance with Section 2.2.2(b).

     (b) Each share of common stock of Indimich issued and outstanding at the Effective Time shall be cancelled.

     (c) At the Effective Time, without any action on the part of the parties hereto, the Telcom Note shall be exchanged for a number of shares of Nextel Common Stock having a value equal to (i) the sum of principal and interest due to Telcom under the Telcom Note as of the Effective Time, divided by (ii) the Closing Average and rounded to the nearest whole share. Immediately following the Effective Time, the Telcom Note shall automatically be deemed canceled.

     2.2.2 EXCHANGE OF CERTIFICATES

     (a) Exchange Procedures. At the Effective Time, Nextel shall issue the Nextel Shares to Indimich and Indimich shall deliver the Nextel Shares to the holders of Class A Common Stock and WVB Options pursuant to Section 2.2.1(a) and to Telcom pursuant to Section 2.2.1(c). Each holder of record of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Class A Common Stock (the "Certificates") or
(ii) a WVB Option, in each case that were converted (the "Converted Shares") into the right to receive from Indimich shares of Nextel Common Stock pursuant to Section 2.2.1, shall surrender at the Effective Time the Certificates, or original documentation representing the WVB Options, as the case may be, in exchange for a certificate representing that number of whole shares of Nextel Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2.2. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, stolen, mislaid or destroyed, (ii) such bond, security or indemnity as Indimich may reasonably require and (iii) any other documentation necessary to evidence and effect the bona fide exchange thereof, Indimich shall cause Nextel to issue to such holder a certificate representing the number of shares of Nextel Common Stock into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Each WVB Optionholder shall provide to Indimich evidence satisfactory to Indimich of the full and complete satisfaction of all obligations of WVB to such WVB Optionholder.

     (b) No Fractional Securities. Notwithstanding any other provision of this Agreement, Indimich shall not transfer any fractional share of Nextel Common Stock upon the surrender for exchange of Converted Shares. In lieu of any such fractional shares, any holder of WVB Common Stock and any WVB Optionholder who would otherwise have been entitled to a fractional share of Nextel Common Stock shall be entitled to receive from Indimich a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Closing Average, without any interest thereon.

     (c) Restrictions on Transfer of WVB Common Stock and WVB Options. From and after the date hereof, other than as described in Section 3.5, WVB shall issue no additional shares of capital stock and grant no additional options to purchase capital stock of WVB, and no transfer of any capital stock of WVB shall be made except to any donee which agrees to be bound by the terms of this Agreement.

     2.2.3 DISSENTERS' RIGHTS

     Each holder of shares of Class A Common Stock shall have the dissenters' rights set forth in Article 15 of the VSCA.

2.3   CLOSING

     The closing of the Merger (the "Closing") shall take place at the offices of Nextel, 1505 Farm Credit Drive, McLean, Virginia, and the dates of the Closing shall be within five business days following satisfaction or waiver of the conditions set forth in Article VII, or at such other place or time as Nextel and WVB may agree (the "Closing Date").

2.4   UNAVAILABLE CHANNELS

     2.4.1 OPTIONS TO PURCHASE EQUITY INTERESTS IN LICENSEES

     (a) WVB shall (and, so long as the Founders shall Control WVB, the Founders shall cause each of the WVB Affiliates to) use its commercially reasonable best efforts to cause, to the extent permitted by applicable laws and without the incurrence of any material cost to WVB or the Founders, the restructuring of any agreement between any WVB Affiliate and any third party which jointly owns equity interests in another WVB Affiliate to (i) increase WVB's direct and indirect equity ownership of the WVB Affiliates, (ii) cause the transfer of any equity interests in a WVB Affiliate held by a third party which is a natural person to a legal entity Controlled by such natural person, and (iii) cause the transfer to a WVB Affiliate or a designee of a WVB Affiliate of any equity interests in another WVB Affiliate held by a third party. Nextel and its Affiliates shall, and following the Closing Date Nextel shall cause the Surviving Corporation and the WVB Affiliates to, use their commercially reasonable best efforts to assist in achieving the objectives set forth in the preceding sentence, including without limitation after the Closing Date paying the remaining portion of the purchase price, if any, payable under any such agreement, to the extent such portion is reflected in the Closing Balance Sheet, and the costs, if any, incurred in effecting such restructuring or transfer. To the extent the remaining portion of the purchase price, if any, payable under any such agreement is not reflected in the Closing Balance Sheet, the Indemnifying Founders shall pay such portion, if required, whether or not disclosed in the Schedules hereto.

     (b) If, on the second anniversary of the Closing Date, the Surviving Corporation shall not have acquired, directly or indirectly, at least 99% of the equity interests in any Person owning the License with respect to any Channel (despite the commercially reasonable best efforts of the Surviving Corporation and the WVB Affiliates to acquire such interests), unless the Surviving Corporation shall have received assurances reasonably satisfactory to the Surviving Corporation that such percentage ownership will be approved by the relevant Brazilian authorities within the next succeeding six months, the Surviving Corporation may provide notice to Telcom within 20 days of such second anniversary demanding payment in accordance with this Section 2.4.1(b). Within 10 days after such notice, (i) the Indemnifying Founders shall pay to the Surviving Corporation in cash the value of such Channel, as set forth in Exhibit 2.4, or transfer to the Surviving Corporation shares of Nextel Common Stock having the same value, rounded to the nearest whole share, based on the average of the closing prices of the Nextel Common Stock on the principal trading market on which such shares are traded for the 20 trading days prior to the date of transfer of such stock to Nextel, and (ii) on the date of payment, the Surviving Corporation shall cause the transfer of the Surviving Corporation's direct or indirect interests in the Person that owns the License with respect to such Channel to Telcom or any Person designated by Telcom, subject to applicable regulatory approval, if any. The Founders' aggregate liabilities under this
Section 2.4.1 shall not exceed $25,000,000.

     2.4.2 FREQUENCY INTERFERENCE

     (a) If, on the Closing Date, any Channel is subject to actual frequency interference that materially prejudices such Channel's use for its intended purpose permitted under the applicable License, other than interference that is required by applicable law or regulation to be abated within six months after the Closing Date (so long as the application of such law or regulation shall not have been enjoined or held invalid by a court of competent jurisdiction), the Surviving Corporation may provide notice to Telcom within 60 days of the Closing Date demanding payment in accordance with this Section 2.4.2(a). Within 10 days after such notice, (i) the Indemnifying Founders shall pay to the Surviving Corporation in cash the value of such Channel, as set forth on Exhibit 2.4, or transfer to the Surviving Corporation shares of Nextel Common Stock having the same value, based on the average of the closing prices of the Nextel Common Stock on the principal trading market on which such shares are traded for the 20 trading days prior to the date of transfer of such stock to Nextel, and (ii) on the date of such payment, the Surviving Corporation shall cause the relevant WVB Affiliate to transfer all of its rights with respect to such Channel to Telcom or any Person designated by Telcom, subject to applicable regulatory approval, if any.

     (b) Notwithstanding the foregoing, if such interference exists as of the Closing Date, but is required by applicable law or regulation to be abated more than six months following the Closing Date, the Surviving Corporation and the Founders shall use commercially reasonable best efforts to cause the abatement of such interference. If such interference shall not have been abated as of the 18-month anniversary of the Closing Date, the parties shall take the actions described in Sections 2.4.2(a)(i) and (ii) above within 10 days after written notice given by the Surviving Corporation within 10 days following such 18-month anniversary.

     2.4.3 REVOCATION OF LICENSES

     (a) If, as of the 15-month anniversary of the Closing Date, WVB or any WVB Affiliate shall have received notification from the Brazilian government of termination of the License with respect to any Channel because any action had not been taken or was not being taken, or because the WVB Affiliate was not in full compliance with all requirements of any law or regulation relating to such License, in each case on or prior to the Closing Date, the Indemnifying Founders shall upon notice given by the Surviving Corporation within 20 days following such 15-month anniversary (or, subject to Section 2.4.3(b), following the conclusion of any unsuccessful contest contemplated by Section 2.4.3(b)) within 10 days of such notice pay to the Surviving Corporation in cash the value of such Channel, as set forth on Exhibit 2.4, or transfer to the Surviving Corporation shares of Nextel Common Stock having the same value, based on the average of the closing prices of the Nextel Common Stock on the principal trading market on which such shares are traded for the 20 trading days prior to the date of transfer of such stock to Nextel.

     (b) Between the date hereof and the 15-month anniversary of the Closing Date, WVB shall provide to Nextel and the Indemnifying Founders copies of any correspondence with the Brazilian government relating to any claimed or possible violation of any law or regulation relating to telecommunications in Brazil (a "License Issue") and shall further provide all other material information from any party relating to any such License Issue. Immediately following the receipt of any information indicating that a License Issue exists, the Surviving Corporation shall form a two-person team to respond to such termination (the "Team") composed of a designee of Nextel (the "Nextel Representative") and a designee of Telcom (the "Founder Representative"); provided, however, that neither the Founder Representative nor the Nextel Representative nor any other Person acting on the behalf of either Nextel or Telcom or any of their Affiliates shall contact, directly or indirectly, any Brazilian official or governmental entity regarding such termination or any issue related to such termination without the written consent of the Representative of the other side, which consent shall not be unreasonably withheld. All reasonable expenses of the Team shall be borne equally except if the Indemnifying

Founders are ultimately obligated to make a payment to WVB in respect of such License revocation, in which case the Indemnifying Founders shall bear the reasonable expenses of the Team. The Team shall be responsible for all material actions to be taken with respect to such possible or actual termination. If the Team is unable to agree on how best to respond to any License Issue, either member of the Team shall have the right to petition the President of each of Nextel and Telcom to resolve such disagreement. If any such disagreement is not resolved within 10 days of such a petition, then Nextel must decide either to
(a) assume control of the response with respect to such License Issue, in which case the Indemnifying Founders shall have no obligations to WVB with respect to the relevant Channels pursuant to this Section 2.4.3 or (b) permit Telcom to control the handling of the License Issue. If any License is terminated by the Brazilian government on or prior to the 15-month anniversary of the Closing Date for the reasons set forth in Section 2.4.3(a) (the date which notice of such termination is received by the Surviving Corporation being referred to as the "Termination Notice Date"), the Surviving Corporation will give written notice thereof promptly (and in no event later than 20 days following the 15-month anniversary of the Closing Date) to the Indemnifying Founders. Upon the later of the one-year anniversary of the Termination Notice Date and the 15-month anniversary of the Closing Date, if the termination of such License shall not have been rescinded, the Indemnifying Founders shall make the payment to the Surviving Corporation in the amount and in the form required by Section 2.4.3(a), and at the request of Telcom, the Surviving Corporation shall, subject to applicable law and regulation, transfer all rights to such License, including the right to contest the termination of such License, to the Indemnifying Founders or their designees (such date of transfer being referred to as the "License Transfer Date"). If the Indemnifying Founders shall recover full use of such License prior to the 12-month anniversary of the License Transfer Date, then the Indemnifying Founders shall have the right to require the Surviving Corporation to repurchase such License in cash in exchange for the value of the relevant Channels as set forth on Exhibit 2.4.

     2.4.4 LIABILITY

     Each of the Indemnifying Founders, by his, her or its approval of this Agreement, agrees to be bound by the terms of this Section 2.4. The Indemnifying Founders' liabilities under this Section 2.4 shall be joint and several; provided, however, that each Indemnifying Founder's liability under this Section
2.4 shall be limited to such Indemnifying Founder's Pro Rata Share.

2.5   CLOSING BALANCE SHEET

     (a) As promptly as practicable, but no later than 30 days after the Closing Date, Telcom, on behalf of the Founders, shall cause to be delivered to Nextel a consolidated balance sheet of WVB and the WVB Affiliates as of the Closing Date (the "Closing Balance Sheet"), which shall have been reviewed by KPMG Peat Marwick LLP. The Closing Balance Sheet shall (i) fairly present the consolidated financial position of WVB and the WVB Affiliates as at the close of business on the Closing Date in accordance with U.S. generally accepted accounting principles applied on a basis consistent with the Financial Statements, (ii) include line items substantially consistent with those in the Financial Statements, and (iii) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Financial Statements.

     (b) To the extent that the Closing Balance Sheet indicates that the consolidated current liabilities of WVB and the WVB Affiliates exceed the consolidated current assets of WVB and the WVB Affiliates immediately following the Effective Time by more than US$6,000,000 (any such excess being referred to herein as the "Working Capital Excess"), by their approval of this Agreement, the Indemnifying Founders agree to pay Nextel the Working Capital Excess in cash or, at the option of Telcom, in Nextel Common Stock (valued at the average of the closing prices of the Nextel Common Stock on the Nasdaq National Market for the 20 trading days prior to the date of transfer of such shares) within 15 days of Telcom's delivery of the Closing Balance Sheet, subject to Section 2.5(c). The amount payable to LCC, L.C.C. ("LCC") under the Master Service Agreement between LCC and AirLink Servicos e Comercio, Ltda. ("AirLink") dated as of September 5, 1996 (the "Master Service Agreement"), as reflected on the Closing Balance Sheet, shall not exceed $275,000, and the amount payable to LCC under the ANET Agreement between LCC and AirLink dated as of October 21, 1994, as amended March 28, 1996, as reflected on the Closing Balance Sheet, shall not exceed $200,000.

     (c) If Nextel disagrees with Telcom's calculation of the Working Capital Excess, Nextel may, within 15 days of Telcom's delivery of the Closing Balance Sheet, deliver a notice to Telcom disagreeing with such calculation and setting forth Nextel's calculation. Any such notice of disagreement shall specify those items or amounts as to which Nextel disagrees, and Nextel shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of the Working Capital Excess delivered pursuant to
Section 2.5(a).

     (d) If a notice of disagreement shall be delivered pursuant to Section 2.5(c), Nextel and Telcom shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Working Capital Excess, which amount shall not be less than the amount thereof shown in Telcom's calculations delivered pursuant to Section 2.5(b) nor more than the amount thereof shown in Nextel's calculation delivered pursuant to Section 2.5(c). If, during such period, Nextel and Telcom are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm of nationally recognized standing reasonably satisfactory to Nextel and Telcom (which shall not have any material relationship with Nextel or Telcom or any of their Affiliates), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Working Capital Excess. WVB and Telcom shall provide all detailed documentation necessary to support the computation underlying Telcom's calculation of the Working Capital Excess. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Telcom's calculation of the Working Capital Excess as to which Nextel has disagreed. Such independent accountants shall deliver to Nextel and Telcom, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Nextel and Telcom. The cost of such review and report shall be borne (i) by Nextel if the difference between the Working Capital Excess and Nextel's calculation of the Working Capital Excess delivered pursuant to Section 2.5(b) is greater than the difference between the Working Capital Excess and Telcom's calculation of the Working Capital Excess delivered pursuant to Section 2.5(c), (ii) by Telcom if the first such difference is less than the second such difference, and (iii) otherwise equally by Nextel and Telcom.

     (e) Nextel and WVB agree that they will, and agree to cause their respective independent accountants and each WVB Affiliate to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of the Working Capital Excess and in the conduct of the audits and reviews referred to in this Section 2.5, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

2.6   SERVICE OF PROCESS

     WVB, as the surviving corporation in the Merger, hereby agrees that it may be served with process in Delaware in any proceeding referred to in Section 252(d) of the DGCL, and hereby irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any suit or other proceeding for such purposes; a copy of such process shall be mailed to WVB by the Secretary of State to the address provided for WVB in Section 11.8.

2.7   TAX TREATMENT OF ADJUSTMENTS

     Any payment made pursuant to Section 2.4, Section 2.5 or Article IX shall be treated by the parties for federal income tax purposes as an adjustment to the purchase price, unless otherwise required by law.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF WVB

     To induce Nextel and Indimich to enter into and perform this Agreement, WVB represents and warrants to Nextel and Indimich (which representations and warranties shall survive the Closing as provided in

Section 9.4) all as follows in this Article III. The contents of any particular Schedule to this Article III shall not be deemed included in any other Schedule unless specifically cross-referenced to such Schedule.

3.1   ORGANIZATION, GOOD STANDING, ETC.

     WVB is a corporation duly organized, validly existing and in good standing under the laws of Virginia, and each WVB Affiliate is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of WVB and the WVB Affiliates has all corporate power and authority required to own, operate and lease its properties and assets and to carry on its business (including the SMR business, when applicable) as now conducted, except where such failure to have corporate power and authority would not have a material adverse effect on WVB and the WVB Affiliates, taken as a whole. Except as listed on Schedule 3.1, neither WVB nor any WVB Affiliate is required to be qualified to do business as a foreign corporation in any state or country. Except as listed on Schedule 3.5, WVB does not have any subsidiaries or any direct or indirect investments in any other Person.

3.2   AUTHORIZATION, DUE EXECUTION AND BINDING EFFECT

     Other than the vote of the Founders, all corporate action, including, but not limited to, the approval of the board of directors of WVB and, if required, the approval of the boards of directors, shareholders or quotaholders of the WVB Affiliates, to authorize and perform this Agreement and the transactions contemplated hereby has been taken. This Agreement has been duly executed and delivered by WVB and is a legal, valid and binding obligation of WVB enforceable in accordance with its terms, subject to the approval of the Founders.

3.3   NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

     Except as listed on Schedule 3.3 and except where a violation would not have a material adverse effect on WVB and the WVB Affiliates, taken as a whole, the execution, delivery and performance of this Agreement by WVB and the consummation of the transactions contemplated hereby, including, but not limited to, the transfer of control of the Persons holding all SMR rights (which include but are not limited to telephony and interconnect rights as of the date hereof and as of the Closing Date) in Brazil of WVB and the WVB Affiliates, do not and will not (a) violate the corporate charter or other organizational documents of the Founders, WVB or the WVB Affiliates, (b) constitute a violation (with or without the giving of notice or lapse of time, or both) of any law, rule, regulation, judgment, injunction, order or decree applicable to the Founders, WVB or the WVB Affiliates, (c) require any consent, approval or authorization of any Person, governmental authority or other organization or entity, (d) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, or in any other way materially affect the rights of WVB under, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which any of the Founders, WVB or the WVB Affiliates are a party or by which the Founders, WVB or the WVB Affiliates are bound or to which the assets (whether real or personal, tangible or intangible) of WVB and the WVB Affiliates (the "Assets") are subject, or (e) result in the creation or imposition of any Lien on any of the Assets. WVB has provided to Nextel true and complete copies of all corporate and organizational documents of WVB and the WVB Affiliates, and there has been no change to any such documents since the date of such certification except as described on Schedule 3.3. WVB has provided to Nextel copies of the minute books and other customary corporate documents of WVB and the WVB Affiliates, and such minute books and other customary corporate documents are true, complete and correct.

3.4   LICENSES, PERMISSIONS, PERMITS, AUTHORIZATIONS, ETC.

     WVB and the WVB Affiliates have received all currently required governmental approvals, authorizations, consents, licenses, orders, permissions, registrations and permits of all agencies, whether local or national, including, but not limited to, municipal and national licenses to engage in the business of trunking throughout Brazil and authorizations to use the Channels (collectively, the "Licenses"), and all such Licenses are valid and in force, except where the failure to have any such valid License in force would not, individually or in the aggregate, have a material adverse effect on WVB and the WVB Affiliates, taken as a whole. Except as listed on Schedule 3.4 and except for "Fistel" payments and other tax obligations generally applicable to SMR Licenses in Brazil, no additional payments or fees of any kind are required to be paid to governmental authorities to conduct the Business. Except as listed on Schedule 3.4, all Fistel payments, other tax obligations generally applicable to SMR Licenses in Brazil and other payments or fees required to be paid to governmental authorities to conduct the Business have been paid.

3.5   CAPITALIZATION OF WVB AND WVB AFFILIATES

     As of the date hereof, there are 1,000,000 authorized shares of WVB Common Stock and 90,341 shares of WVB Common Stock issued and outstanding. Immediately prior to the Closing, there shall be 7,317,621 shares of Class A Common Stock and 1,716,479 shares of Class B Common Stock issued and outstanding. All outstanding shares of capital stock of WVB and the WVB Affiliates have been duly authorized and validly issued and are fully paid and non-assessable. Except as described in this Section 3.5 and on Schedule 3.5, there are no outstanding (a) shares of capital stock or voting securities of WVB or any WVB Affiliate, (b) securities of WVB or any WVB Affiliate convertible into or exchangeable for shares of capital stock or voting securities of WVB or any WVB Affiliate, or (c) options or other rights to acquire from WVB or any WVB Affiliate, or other obligation of WVB or any WVB Affiliate to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of WVB or any WVB Affiliate (the items in clauses (a), (b) and (c) being referred to collectively as the "WVB Securities"). There are no outstanding obligations of WVB, any WVB Affiliate or any Affiliate of WVB to acquire any WVB Securities. Schedule 3.5 is a true and complete list of the jurisdiction of organization, type of entity, attorney-in-fact (if any), delegate manager (if any), capitalization and voting rights of WVB and each WVB Affiliate. All capital invested by WVB and Telcom in the WVB Affiliates in Brazil has been duly registered with the Central Bank of Brazil as evidenced by Certificates of Foreign Investment issued by the Central Bank of Brazil, except as listed on Schedule 3.5.

3.6   OWNERSHIP OF WVB COMMON STOCK AND CAPITAL STOCK OF WVB AFFILIATES

     The Founders are the record and legal owners of the shares of WVB Common Stock listed as owned by them on Schedule 3.5, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the WVB Common Stock). WVB and the WVB Affiliates are the record and legal owners of the capital stock of the WVB Affiliates owned by them, as disclosed on Schedule 3.5, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of any such capital stock). All individuals who own quotas in the WVB Affiliates that are majority-owned by WVB are nominees who have no rights to transfer or prevent the transfer of such quotas other than as instructed by WVB or its Affiliates.

3.7   FINANCIAL STATEMENTS

     3.7.1 GENERAL

     WVB has previously delivered to Nextel consolidated financial statements of WVB and the WVB Affiliates as of and for the year ended December 31, 1995 and as of and for the seven months ended July 31, 1996 (the "Financial Statements"). The Financial Statements present fairly the consolidated financial position and results of operations of WVB and the WVB Affiliates as of the dates and for the periods indicated therein in accordance with U.S. generally accepted accounting principles consistently applied; provided, however, that the Financial Statements for the seven months ended July 31, 1996 may be subject to normal year-end adjustments of a type consistent with prior years and without footnotes.

     3.7.2 INTERIM FINANCIAL STATEMENTS

     WVB has furnished or will furnish to Nextel prior to the Closing monthly consolidated financial statements of WVB and the WVB Affiliates for periods subsequent to July 31, 1996 (the "Interim Financial Statements"). Any such Interim Financial Statements shall be delivered to Nextel within 30 days of the last day of the relevant month. The Interim Financial Statements will have been prepared and present fairly the consolidated financial condition of WVB and the WVB Affiliates as of the dates and for the periods indicated thereon in accordance with U.S. generally accepted accounting principles consistently applied, subject to normal year-end adjustments of a type consistent with prior years and without footnotes.

3.8   ABSENCE OF CERTAIN CHANGES

     Since July 31, 1996, except as contemplated by this Agreement, and except as listed on Schedule 3.8, the Business has been conducted in the ordinary course consistent with past practices and there has not been

     (a) to the knowledge of WVB, any event, occurrence, development or state of circumstances or facts relating to WVB, Telcom or any WVB Affiliate that has had or could reasonably be expected to have a material adverse effect on the Business (other than laws or regulations adopted or published for comment, public court challenges to existing laws or regulations or changes in the Brazilian economy generally);

     (b) any declaration, setting aside or payment of any dividend or other distribution, whether in cash or securities, with respect to any shares of capital stock of WVB or any WVB Affiliate, or any repurchase, redemption or other acquisition by WVB or any WVB Affiliate of any outstanding shares of capital stock or other securities of, or other ownership interests in, WVB or any WVB Affiliate;

     (c) any amendment of any material term of any outstanding security of WVB or any WVB Affiliate;

     (d) any incurrence, assumption or guarantee by WVB or any WVB Affiliate of any indebtedness for borrowed money;

     (e) any creation or assumption by WVB or any WVB Affiliate of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

     (f) any making of any loan, advance or capital contributions to or investment in any Person by WVB or any WVB Affiliate;

     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the assets of WVB or any WVB Affiliate that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Business;

     (h) any transaction or commitment made, or any contract or agreement entered into, by WVB or any WVB Affiliate relating to its assets or the Business (including the acquisition or disposition of any assets) or any relinquishment by WVB or any WVB Affiliate of any contract or other right, in either case, material to WVB or any WVB Affiliate, other than transactions and commitments in the ordinary course of business consistent with past practices or contemplated by this Agreement;

     (i) any change in any method of accounting or accounting practice by WVB or any WVB Affiliate;

     (j) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into by WVB or any WVB Affiliate with any director, officer or employee thereof or consultant thereto (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of or consultant to WVB or any WVB Affiliate, or (iii) change in compensation or other benefits payable to any director, officer or employee of or consultant to WVB or any WVB Affiliate pursuant to any severance or retirement plans or policies thereof; or

     (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of WVB or any WVB Affiliate, which employees were not subject to a collective bargaining agreement as of the date of the most recent Interim Financial Statements, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of WVB or any WVB Affiliate.

3.9   LIABILITIES

     There are no long-term liabilities of WVB or any WVB Affiliate of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are required by generally accepted accounting principles to be reflected in a balance sheet or in the notes thereto, and there is no existing condition, situation or set of circumstances that is reasonably likely to result in such a liability, other than liabilities provided for in the Financial Statements or disclosed on Schedule 3.9. Except as disclosed on Schedule 3.9, none of the liabilities of WVB or the WVB Affiliates are past due, and all such liabilities were incurred in the ordinary course of business on terms consistent with past practices.

3.10 INTERCOMPANY TRANSACTIONS

     Except as disclosed on Schedule 3.10, there are no intercompany balances, and there are no and have not been any intercompany transactions, between WVB or the WVB Affiliates, on the one hand, and the Founders, on the other hand.

3.11 TAXES

     WVB and the WVB Affiliates have accurately prepared in all material respects and duly filed with the appropriate federal, state, local and foreign taxing authorities (the "Tax Authorities") all tax returns, information returns and reports that are, individually and in the aggregate, material and are required to be filed on or before the date hereof with respect to WVB and the WVB Affiliates, and, except as disclosed on Schedule 3.11, have paid in full or made adequate provision for the payment of all material Taxes. Except as disclosed on Schedule 3.11, neither WVB nor any WVB Affiliate is delinquent in the payment of any material Taxes, and no deficiencies have been assessed or threatened with respect to any Taxes. Neither WVB nor any WVB Affiliate has requested or received from any Tax Authorities any extensions or tolling arrangements with respect to any Taxes or is subject to any open or threatened audits by any Tax Authorities.

3.12 ASSETS

     (a) WVB has delivered to Nextel true and complete copies of all material leases, subleases, rental agreements, contracts of sale or licenses of any portion of the personal property (the "Personal Property") owned, leased or rented by WVB and the WVB Affiliates as of the date hereof. WVB or the WVB Affiliates have legal ownership of or other legal rights to use all property used in the conduct of the Business as presently conducted. Schedule 3.12(a) lists all leased Personal Property with a monthly lease payment (or annual lease payment pro-rated on a monthly basis) in excess of 1,000 Brazilian Reals.

     (b) Except as listed on Schedule 3.12(b), WVB and the WVB Affiliates do not own, lease or use any material real property.

     (c) Each material lease, license, rental agreement, contract of sale or other agreement to which any Assets are subject is valid and in good standing; each of WVB and the WVB Affiliates have performed all material obligations imposed upon it thereunder, and none of WVB, the WVB Affiliates or, to the knowledge of WVB, any other party thereto is in material default thereunder in any material respect, nor is there any event that with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder by WVB or the WVB Affiliates or, to the knowledge of WVB, any other party thereto. Neither WVB nor the WVB Affiliates have received notice, and none of the Founders is otherwise aware, that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Assets are subject to any lease, license, contract of sale or other agreement that is reasonably likely to have a material adverse effect upon the business, properties or financial condition of WVB or any WVB Affiliates.

     (d) Except as listed on Schedule 3.12(d), the Assets are free and clear of all Liens other than landlord's Liens, Liens for taxes not yet due or for overdue taxes disclosed on Schedule 3.9, workmen's Liens, vendor's Liens or other immaterial Liens arising in the ordinary course of business (collectively, "Permitted Liens") and, other than leased Assets, each of WVB and the WVB Affiliates have good and marketable title thereto. WVB and the WVB Affiliates have valid leasehold interests in all leased Assets.

     (e) No Person has any right of first refusal or option to acquire any interest in the Assets or any part thereof, and neither WVB nor the WVB Affiliates have sold or contracted to sell the Assets or any part thereof or interest therein other than as set forth herein.

3.13 CHANNELS

     WVB directly or indirectly holds licenses for, or has enforceable rights to acquire Persons that hold licenses for, the Channels, as listed on Schedule
3.13. Schedule 3.13 sets forth the location of each Channel, the number of such Channel, the WVB Affiliate having rights to such Channel, the dates of grant and expiration of the License with respect to such Channel, any extension or renewal periods or requests therefor, and the status thereof with respect to such License, any required loading dates, and the status thereof, with respect to such Channel, the number of subscribers using Channels in such location as of September 30, 1996 and the nature of any frequency interference with the use of such Channel. Except as listed on Schedule 3.13, the Founders, WVB and the WVB Affiliates have no other interests, direct or indirect, contingent or pending, in frequencies capable of being used for SMR service in Brazil. To the knowledge of WVB, any commercially reasonable action that is necessary to preserve the rights to any Licenses or Channels has been taken or is being taken, subject to the policies described on Schedule 3.21. The WVB Affiliates have followed the policies described on Schedule 3.21, which policies WVB reasonably believes comply with the requirements of applicable law and regulations.

3.14 COMPLIANCE WITH ENVIRONMENTAL LAWS

     None of the Founders, WVB, the WVB Affiliates or any other Person (including, without limitation, any previous owner, lessee, sublessor or sublessee) has generated, handled, used, manufactured, processed, distributed in commerce, transported, treated, stored, disposed of, or released (or arranged for the transportation, treatment, storage, disposal or release of) petroleum, petroleum products, hazardous waste, hazardous chemicals or substances, toxic chemicals, chemical substances or mixtures, pollutants or contaminants on, at or from any assets or properties owned, leased, subleased or used by WVB or the WVB Affiliates in the operation of the Business or on, at or from any real property to which any of the above-listed substances from the above-listed assets or properties were transported, or at or on which they were treated or disposed, in a manner that could subject WVB, the WVB Affiliates or Nextel or its Affiliates to any material liability under any provision of law in existence on or prior to the Closing Date.

3.15 CONTRACTS

     WVB has given to Nextel a copy of, and made available for review by Nextel originals of, all material contracts, oral or written, to which WVB, Telcom (to the extent such contract relates to the Business) and the WVB Affiliates are a party, including, without limitation, security agreements, conditional sale agreements and instruments relating to the borrowing of money. Schedule 3.15 lists all such contracts. All such contracts are valid and in full force and effect, WVB or the WVB Affiliates, as the case may be, have performed all material obligations imposed upon it or them thereunder, and there are not, under any of such contracts, any defaults or events of default on the part of WVB or the WVB Affiliates, as the case may be, or, to the knowledge of WVB, any other party thereto, that would materially adversely affect the business, assets or financial condition of WVB or such WVB Affiliate or which could reasonably be expected to materially adversely affect the business prospects of WVB or such WVB Affiliate. Neither WVB nor any WVB Affiliate has received notice, nor is WVB otherwise aware, that any party to any such contract intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder.

3.16 CLAIMS AND LEGAL PROCEEDINGS

     Except as described on Schedule 3.16, there are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of WVB, threatened against any of the Founders, WVB or any

WVB Affiliate with respect to the Business, before or by any governmental or nongovernmental department, commission, board, bureau, agency, instrumentality or any other Person. Except as described on Schedule 3.16, to the knowledge of WVB, there is no existing or pending legislative or regulatory or existing, pending or threatened judicial action by any federal, state or local entity in Brazil that could reasonably be construed or expected to deny or materially hinder the right of WVB or any WVB Affiliate to use the Channels for their intended purpose under the applicable License or the ability of WVB or any WVB Affiliate to interconnect to the public telephone network, to reuse the same frequency in each License's geographic area, to employ the integrated digital enhanced network technology in the Channels or to operate all the Channels together in the manner that they are currently operated. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which any of the Founders, WVB or any WVB Affiliate is a party that involve the transactions contemplated hereby or that could individually or in the aggregate have a material adverse effect upon the business, assets, or financial condition or business prospects of WVB or any WVB Affiliate.

3.17 INTERCONNECT RIGHTS

     To the knowledge of WVB, the WVB Affiliates have the legal right to interconnect their Channels to the public telephone network in Brazil.

3.18 LABOR MATTERS

     There are no material disputes, employee grievances, disciplinary actions or legal actions pending or threatened between WVB or any WVB Affiliate and any of their respective employees or independent contractors and no claims under U.S. or Brazilian law. Each of WVB and the WVB Affiliates have complied in all material respects with all provisions of all laws in the United States and Brazil relating to the employment of labor and have no liability for any arrears of wages, social security payments or taxes or penalties for failure to comply with any such laws, including but not limited to in connection with work performed by independent contractors. To the knowledge of WVB, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any of the employees of WVB or the WVB Affiliates.

     Except as specifically set forth on Schedule 3.18, neither WVB nor any WVB Affiliate is a party to any:

     (a) management, employment or other contract providing for the employment or rendition of executive services;

     (b) employment contract that is not terminable without penalty by WVB or any WVB Affiliate on 30 days' notice;

     (c) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement;

     (d) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others); or

     (e) other employment contract or other compensation agreement or arrangement, oral or written, affecting or relating to current or former employees of WVB or any WVB Affiliate.

     All such contracts and other agreements and arrangements set forth on
Schedule 3.18 are valid and in full force and effect; each of WVB, Telcom and each WVB Affiliate has performed all material obligations imposed upon it thereunder, and there are, under any of such contracts, agreements or arrangements, no defaults or events of default by WVB or any WVB Affiliate or, to the knowledge of WVB, any other party thereto that would materially adversely affect the business, assets or financial condition of WVB or any WVB Affiliate, that would materially adversely affect the relationship of WVB, any WVB Affiliate or Nextel or its Affiliates with any employee of WVB or any WVB Affiliate or that could reasonably be expected to materially adversely affect the business prospects of WVB. Each employee of WVB and the WVB Affiliates has a contract in the form of the standard form contract referred to on Schedule 3.18, and no compensation of any kind is due to any such employee other than as set forth in such contracts.

     From July 31, 1996 to and including the Closing Date, neither WVB nor any WVB Affiliate has made any loans to any of its officers or employees or any of the officers or employees of Telcom or its Affiliates.

3.19 PATENTS, TRADEMARKS, ETC.

     Except as set forth on Schedule 3.19, each of WVB and each WVB Affiliate owns, or has full and unrestricted rights within Brazil (to the extent available under Brazilian law) to:

     (a) all material trademarks, trade names and copyrights, including, but not limited to, "AirLink," now used by WVB or the WVB Affiliates, as the case may be; and

     (b) all material formulae, franchises, processes, techniques and manufacturing know-how and all trademarks, trade names and copyrights used in connection with services now being or intended to be offered and sold by WVB or the WVB Affiliates, as the case may be, except in each case where the failure to own or have full and unrestricted rights within Brazil to such items would not have a material adverse effect on WVB and the WVB Affiliates, taken as a whole.

Where registration of the intellectual property listed in clauses (a) and (b) above is necessary in order to have full and unrestricted rights to such intellectual property, such intellectual property has been duly registered with the proper authorities in Brazil.

     A true and complete list of (i) all patents, patent applications, patent agreements, license agreements, proprietary information agreements, confidentiality agreements, invention agreements, consulting agreements, trademark registrations and applications therefor, trade names, service marks and copyright registrations and applications therefor to which WVB or any WVB Affiliate is a party or that are used in the operation of the Business and (ii) any interference actions or adverse claims made or threatened in respect thereof and any claims made or threatened for alleged infringement thereof are specifically set forth on Schedule 3.19. To the best knowledge of WVB, neither WVB nor any WVB Affiliate, in its operations, infringes any valid patent, trademark, trade name, service mark or copyright of any other Person. Except as set forth on Schedule 3.19, all agreements listed on Schedule 3.19 are valid and enforceable, each of WVB and the WVB Affiliates has performed all material obligations imposed upon it thereunder, and neither WVB nor any WVB Affiliate nor, to the knowledge of WVB, any other party thereto is in default thereunder in any material respect, nor is there any event that with the giving of notice or lapse of time, or both, would constitute a material default thereunder by WVB, any WVB Affiliate or, to the knowledge of WVB, any other party thereto. Neither WVB nor any WVB Affiliate has received notice that any party to any such agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Neither WVB nor any WVB Affiliate has entered into any agreement to indemnify any Person against any claim or charge of infringement of any patents, trademarks, trade names, copyrights, technology, know-how, processes or other intangible rights.

3.20 CUSTOMERS

     Except as described on Schedule 3.20, none of the Founders, WVB or the WVB Affiliates have received any customer complaints or expressions of customer dissatisfaction, in writing or orally, of a material nature concerning the service provided by WVB or any WVB Affiliate.

3.21 APPLICABLE LAWS

     The Founders, WVB and the WVB Affiliates have complied, and are in compliance, with the U.S. Foreign Corrupt Practices Act. Except where noncompliance would not individually or in the aggregate have a material adverse effect on WVB and the WVB Affiliates, taken as a whole, and except to the extent provided in Section 3.13 and on Schedules 3.13 and 3.21, the Founders, WVB and the WVB Affiliates have complied, and are in compliance, with all other presently existing local and national laws, rules, ordinances, decrees and orders applicable to the operation of the Business or to their owned or leased properties. None of the Founders,

WVB or any WVB Affiliate has reasonably been put on notice of any action or omission which could be deemed an unasserted present or past unremedied failure by the Founders, WVB or any WVB Affiliate, as the case may be, to comply with any such laws, rules, ordinances, decrees and orders, other than actions or omissions which WVB reasonably believes are not failures to comply. None of the Founders or any director, officer, agent, employee or other Person acting on behalf of any Founder, WVB or any WVB Affiliate has used any funds or given anything of value, directly or indirectly, for contributions, payments, gifts or entertainment or made any expenditures, directly or indirectly, to any government official, political party or candidate for political office to influence such Person or entity in the discharge of his, her or its official duties. Each of WVB and the WVB Affiliates have financial controls and accounting books and records reasonably designed to ensure that such books and records accurately reflect corporate transactions and the disposition of assets to the extent relating to WVB or the WVB Affiliates. None of the Founders or any director, officer, agent, employee or other Person acting on behalf of any Founder, WVB or any WVB Affiliate has accepted or received any unlawful contributions, payments, gifts or expenditures in connection with the operation of the Business.

3.22 INSURANCE

     WVB has provided to Nextel true and complete copies of all insurance policies relating to WVB, the WVB Affiliates and the Assets.

3.23 BROKERAGE

     Neither WVB nor the Founders have retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Telcom.

3.24 BUSINESS PLAN

     WVB's business plan dated January 1996, which contains projections through January 1, 2001, was prepared in good faith by Telcom using the assumptions set forth therein. No representation or warranty is made with respect to such business plan or projections other than as set forth in the preceding sentence.

3.25 S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS

     None of the information supplied or to be supplied by WVB for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus and at the time consents of the Founders are obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing Date any event with respect to WVB or its officers and directors shall occur that is required to be described in the Proxy Statement/Prospectus or the S-4 Registration Statement, WVB shall notify Nextel thereof by reference to this Section 3.25 and cooperate with Nextel in preparing and filing with the SEC and, as required by law, disseminating to the Founders an amendment or supplement which accurately describes such event or events in compliance with all provisions of applicable law.

3.26 FULL DISCLOSURE

     No information furnished by the Founders, WVB or the WVB Affiliates to Nextel and its Affiliates in this Agreement (including, but not limited to, the Financial Statements and all information in the Schedules and Exhibits) is false or misleading in any material respect. There has been no omission on the part of WVB or the WVB Affiliates to state a material fact necessary to make such information provided to Nextel and its Affiliates not misleading.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF NEXTEL AND INDIMICH

     To induce WVB to enter into this Agreement and the Founders to approve this Agreement, Nextel and Indimich jointly and severally represent and warrant to WVB and the Founders (which representations and warranties shall survive the Closing as provided in Section 9.4) all as follows in this Article IV. The contents of any particular Schedule to this Article IV shall not be deemed included in any other Schedule unless specifically cross-referenced to that Schedule.

4.1   ORGANIZATION, GOOD STANDING, ETC.

     Each of Nextel and Indimich is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Indimich has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and is duly qualified and in good standing in each jurisdiction in which it owns or leases property or in which the nature of the business transacted by it makes such qualification necessary. Indimich has no assets or liabilities and has not conducted and conducts no business.

4.2   AUTHORIZATION, DUE EXECUTION AND BINDING EFFECT

     Each of Nextel and Indimich has full power and authority to execute, deliver and perform this Agreement, including approval of the Board of Directors of Nextel. This Agreement has been duly executed and delivered by Nextel and Indimich and is a legal, valid and binding obligation of Nextel and Indimich enforceable in accordance with its terms.

4.3   NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

     The execution, delivery and performance of this Agreement by Nextel or Indimich and the consummation of the transactions contemplated hereby do not and will not (a) violate the corporate charter or other organizational documents of Nextel or Indimich, (b) constitute a violation (with or without the giving of notice or lapse of time, or both) of any law, rule, regulation, judgment, injunction, order or decree applicable to Nextel or Indimich, (c) require any consent, approval or authorization of any Person, governmental authority or other organization or entity other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except for compliance with applicable securities laws and the filing of all documents necessary to consummate the Merger with the Secretary of State of the State of Delaware and the Virginia State Corporate Commission, or (d) result in a default under, an acceleration or a termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which Nextel or Indimich is a party or by which Nextel or Indimich is bound or to which their assets are subject.

4.4   CLAIMS AND LEGAL PROCEEDINGS

     There are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of Nextel or Indimich, threatened against Nextel or Indimich, before or by any governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Nextel or Indimich is a party, in each case that relate to the transactions contemplated by this Agreement.

4.5   NEXTEL SEC FILINGS

     All filings made by Nextel with the SEC pursuant to the Exchange Act were complete and correct in all material respects as of the date filed and, as of the date hereof, there are no facts that have not been publicly disclosed that Nextel would be required to have disclosed if Nextel were making a public offering of securities.

4.6   NEXTEL COMMON STOCK

     The Nextel Shares have been duly authorized and, when issued pursuant to the terms hereof, will be validly issued and are fully paid and nonassessable.

4.7   BROKERAGE

     Neither Nextel nor Indimich has retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Nextel or Indimich.

4.8   S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS

     None of the information supplied or to be supplied by Nextel or Indimich for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus and at the time the consents of the Founders are obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing Date any event with respect to Nextel or Indimich, their officers and directors or any of their Affiliates shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, Nextel shall notify WVB thereof by reference to this Section 4.8 and, in the case of the Proxy Statement/Prospectus or the S-4 Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the Founders, and such amendment or supplement shall comply with all provisions of applicable law. The S-4 Registration Statement will comply (with respect to Nextel and Indimich) as to form in all material respects with the provisions of the Securities Act. The Proxy Statement/Prospectus will comply (with respect to Nextel and Indimich) in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

4.9   TAX

     (a) Nextel is in "Control Of " Indimich (as such term is defined in Section 4.9(h).

     (b) Nextel Common Stock is "voting stock" within the meaning of Section 368(a)(2)(E) of the Code.

     (c) The liabilities of Indimich that the Surviving Corporation will assume and the liabilities to which any transferred assets of Indimich may be subject are or will be incurred by Indimich in the ordinary course of its business.

     (d) Any cash that Indimich will distribute to the Founders in lieu of fractional shares as provided for in Section 2.2.2(b) is being distributed solely for the purpose of saving the Surviving Corporation the expense and inconvenience of issuing and transferring fractional shares, and the distribution of cash for fractional shares is not separately bargained-for consideration.

     (e) Except for the Nextel Common Stock that Nextel has or will contribute to Indimich for purposes of effecting the Merger, Indimich has not acquired or disposed of any assets and has not incurred or liquidated any liabilities in anticipation of or in connection with the transactions contemplated by this Agreement.

     (f) Nextel has no plan or intention to (i) liquidate or merge the Surviving Corporation into another corporation, (ii) sell, transfer, or otherwise dispose of the stock of the Surviving Corporation or (iii) cause or allow the Surviving Corporation to sell or otherwise dispose of its assets (or any of the assets that the Surviving Corporation acquires from Indimich pursuant to the Merger other than the Nextel Common Stock that Nextel will contribute to Indimich to effect the Merger) other than dispositions of assets made in the ordinary course of WVB's business; provided, however, that, notwithstanding clauses (ii) and (iii) hereof, Nextel may transfer all or part of the stock of WVB, or WVB may transfer all or part of its assets, to a corporation "Controlled By" (as defined in Section 4.9(h) below) Nextel or WVB, as the case may be, in a transaction that maintains the tax-free status of the Merger (to the Founders) by reason of Section 368(a)(2)(C) of the Code. Nextel has no plan or intention to cause or allow any direct or indirect subsidiary of WVB to sell, transfer or otherwise dispose of any material part of its assets other than transfers made in the ordinary course of business and transfers of the stock of one member of the WVB Group to another member of the WVB Group or to a corporation Controlled By a member of the WVB Group.

     (g) Neither Nextel nor Indimich is an "investment company," as defined in
Section 368(a)(2)(F)(iii) of the Code.

     (h) For purposes of the representations and warranties in this Section 4.9,
(i) the term "Control" is defined in Section 368(c) of the Code and (ii) the terms "Controlled By" and "Control Of " are defined consistently with the term "Control."

                                   ARTICLE V

                               FURTHER AGREEMENTS

     Each of the parties hereto agrees to perform and observe the following agreements applicable to it:

5.1   SCHEDULES

     (a) All representations and warranties herein by WVB shall apply to any exhibits, schedules and certificates delivered by WVB or any officer thereof to Nextel, and each such certificate shall be deemed to be a representation by WVB as to the matters set forth therein. All representations and warranties herein by Nextel and Indimich shall apply to any exhibits, schedules and certificates delivered by Nextel or Indimich or any officer thereof to WVB, and each such certificate shall be deemed to be a representation by Nextel and Indimich as to the matters set forth therein.

     (b) On or prior to the Closing Date, WVB may deliver to Nextel one or more Schedules to this Agreement that are revised and updated to reflect changes to the operations or condition of WVB and the WVB Affiliates between the date hereof and the Closing Date. The delivery of any such revised Schedule shall not affect the rights of Nextel and Indimich under Article VI, but if the Closing shall occur, the revised Schedules shall be deemed to supersede the Schedules delivered herewith, but only with respect to the representations and warranties given as of the Closing Date.

5.2   ACCESS

     From the date of this Agreement to and including the Closing Date, WVB shall (and shall cause the WVB Affiliates to) grant Nextel and its agents, employees, accountants and attorneys reasonable access during normal business hours to, and the opportunity to examine and make copies of, all of the books, records, documents, instruments and papers of WVB and the WVB Affiliates, and the right to inspect all of their operations, properties and assets at any reasonable time and provide any authorizations necessary to examine the status of the Licenses with the Brazilian Ministry of Communications.

5.3   MANAGEMENT INFORMATION

     From the date of this Agreement to and including the Closing Date, WVB shall (and shall cause the WVB Affiliates to) provide to Nextel all material information specifically requested by Indimich regarding the operation of the Business during such period. Any such information shall be subject to the Confidentiality Agreement.

5.4   ADVICE OF CLAIMS

     From the date of this Agreement to and including the Closing Date, WVB shall (and shall cause the WVB Affiliates to) promptly advise Nextel in writing if it has notice or knowledge of the commencement or threat of any claims, litigation or proceedings against or affecting the Founders, WVB or the WVB Affiliates or any rulings, decrees or other material developments in any claim, action or suit described on Schedule 3.16 or arising after the date hereof.

5.5   CONDUCT OF THE BUSINESS

     From the date hereof until the Closing Date, WVB shall (and shall cause the WVB Affiliates to) conduct the Business in the ordinary course consistent with past practices and use its best efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, WVB shall not and will ensure that the WVB Affiliates shall not:

     (a) acquire assets from any other Person having a value individually or in the aggregate in excess of $3 million, except pursuant to existing contracts or commitments;

     (b) sell, lease, license or otherwise dispose of any Assets except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

     (c) issue any additional shares of capital stock;

     (d) make any payments of dividends or other distributions with respect to its capital stock; or

     (e) agree or commit to do any of the foregoing.

     WVB and the WVB Affiliates shall to the best of their respective abilities
(i) preserve and protect the right of WVB and the WVB Affiliates to use all the Channels as currently intended and (ii) take action pursuant to the policies set forth on Schedule 3.21 to satisfy all applicable build-out and loading requirements. WVB shall immediately notify Nextel if it receives notification that any of the Licenses with respect to any Channels may be subject to revocation or if the policies set forth on Schedule 3.21 are not complied with in any material respect.

     WVB shall not (and, by their approval of this Agreement, the Founders agree not to) (i) take or agree or commit to take any action that would make any representation or warranty of WVB hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any commercially reasonable action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

5.6   COMPLIANCE WITH LAWS

     WVB agrees that it and any director, officer, agent, employee or other Person acting on its behalf or on behalf of any of the WVB Affiliates (a) will not be involved in the offering, paying or giving of anything of value, either directly or indirectly, to a government official, political party or candidate for political office to influence such Person or entity in the discharge of his, her or its official duties, (b) will not engage in any such unlawful conduct during the time of carrying out their duties, (c) will maintain accounting books and records in reasonable detail and institute internal controls to ensure that such books and records accurately reflect corporate transactions and the disposition of assets to the extent relating to WVB or the WVB Affiliates, and
(d) except as permitted by the policies set forth on Schedule 3.21, will not, directly or indirectly, take any action or fail to take any commercially reasonable action in each case that could result in the loss of the benefits of any License. WVB further agrees that it will cause the WVB Affiliates to comply with the preceding sentence.

5.7   INSURANCE AND LOSS OF OR DAMAGE TO ASSETS

     (a) WVB shall not, and shall not permit any WVB Affiliate to, decrease the insurance coverage it maintained prior to the date hereof in respect of the Business from the period commencing on the date hereof and ending on the Closing Date.

     (b) WVB shall give Indimich prompt written notice of (i) any loss, damage or destruction to any material tangible Assets occurring on or after July 31, 1996 and on or prior to the Closing Date, (ii) the estimated value of the portion of such Assets so lost, damaged or destroyed, and (iii) the estimated cost of repair, replacement or reconstruction thereof.

5.8   CONFIDENTIALITY

     The Confidentiality Agreement among Telcom, WVB, Wireless Ventures of Argentina, L.L.C. and McCaw International, Ltd. dated as of the date hereof (the "Confidentiality Agreement") shall remain in full force and effect in accordance with its terms and shall apply to all documents and information supplied in connection herewith.

5.9   FOUNDERS MEETING

     WVB will take all action necessary in accordance with applicable law, including but not limited to the U.S. federal and state securities laws, and its Articles of Incorporation and Bylaws to call and hold a meeting of the Founders, or obtain written consents, to approve this Agreement and the transactions contemplated hereby. Subject to the fiduciary duties of WVB's Board of Directors under applicable law as advised by counsel, the Board of Directors of WVB shall recommend and declare advisable such approval, and WVB shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval.

5.10 REGISTRATION STATEMENT/PROXY MATERIALS

     Nextel and WVB shall use their respective reasonable best efforts to prepare and file with the SEC within 15 days of the date hereof preliminary proxy materials that will constitute a proxy statement in connection with the vote of the Founders with respect to this Agreement and the transactions contemplated hereby, together with any amendments thereof or supplements thereto (in each case in the form or forms mailed to the Founders, the "Proxy Statement/Prospectus"). Nextel will also, promptly after the date hereof, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement") containing the Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the Nextel Shares issuable in exchange for the WVB Common Stock and the other transactions contemplated hereby. Nextel and WVB will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Founders at the earliest practicable date. If at any time prior to the Closing Date any event relating to or affecting Nextel or WVB shall occur as a result of which it is necessary, in the opinion of counsel for Nextel or of counsel for WVB, to supplement or amend the S-4 Registration Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the Founders is sought, Nextel and WVB will forthwith prepare and file with the SEC an amendment or supplement to the S-4 Registration Statement (which may be accomplished, to the extent provided by law, rule or regulation, by including such information in a filing made with the SEC under the Exchange Act that is incorporated by reference into the S-4 Registration Statement) so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading. The Founders shall cause KPMG Peat Marwick LLP to deliver to Nextel on the date that the S-4 Registration Statement is declared effective by the SEC a comfort letter of the type customarily delivered in transactions of this type (the "Original Letter") and on the Closing Date a "bring-down" comfort letter confirming that the statements and conclusions set forth in the Original Letter are true and correct as of the Closing Date.

5.11 NO SOLICITATIONS

     (a) WVB shall not, directly or indirectly, through any officer, director, employee, representative or agent of WVB or any of the WVB Affiliates, solicit or encourage the initiation of any inquiries, discussions, negotiations or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving WVB or any WVB Affiliates (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of WVB from referring any third party to this Section 5.11 or from making a copy of this Section 5.11 available to any third party. Nothing contained in this Section 5.11 shall prevent the Board of Directors of WVB from considering, negotiating, approving and recommending to the Founders (after consultation with its financial advisors, and determining after consulting with such advisers and upon advice of counsel that the Board of Directors is required to do so in order to discharge properly its fiduciary duties) an unsolicited bona fide Acquisition Proposal which the Board of Directors of WVB determines in good faith would result in a transaction more favorable to the Founders from a financial point of view than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal").

     (b) WVB shall immediately notify Nextel after receipt of any Acquisition Proposal, any material change to an Acquisition Proposal already made or any request for nonpublic information relating to WVB or any of the WVB Affiliates in connection with an Acquisition Proposal or for access to the properties, books or records of WVB or any of the WVB Affiliates by any Person that informs the Board of Directors of WVB or such WVB Affiliate that it is considering making, has made, or has made a material change to, an Acquisition Proposal. Such notice to Nextel shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     (c) If the Board of Directors of WVB or of any WVB Affiliate receives a request for material nonpublic information by a party who makes a bona fide Acquisition Proposal, and the Board of Directors of WVB determines that such proposal is a Superior Proposal then, and only in such case, WVB may, subject to the execution of a confidentiality and standstill agreement substantially similar to that then in effect between WVB and Nextel, provide such party with access to information regarding WVB or the WVB Affiliates.

5.12 RULE 145 AFFILIATES

     WVB shall identify in a letter to Nextel all persons who will be at the Closing Date "affiliates" of WVB, as such term is used in Rule 145 under the Securities Act. WVB shall use all reasonable efforts to cause its affiliates to deliver to Nextel on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 5.12 (each, an "Affiliate Agreement"). If any affiliate refuses to provide an Affiliate Agreement, Nextel shall, in lieu of receipt of such written agreement, be entitled to place appropriate legends on the certificates evidencing the Nextel Shares to be received by such affiliate pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for Nextel Common Stock to the effect that the Nextel Shares received or to be received by such affiliate pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his, her or its interest in or risks relating to such shares of Nextel Common Stock, pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to Nextel, is exempt from the registration requirements of the Securities Act. The Proxy Statement/Prospectus and the S-4 Registration Statement shall disclose the foregoing in a reasonably prominent manner.

5.13 TAX COVENANT

     (a) For at least six months following the Merger, (i) WVB will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that it held immediately prior to the Merger and (ii) WVB will retain at least 90 percent of the fair market value of Indimich's net assets and at least 70 percent of the fair market value of Indimich's gross assets that Indimich held immediately prior to the Merger. For purposes of this covenant, amounts paid by WVB to dissenters, amounts paid by WVB or Indimich to shareholders who receive cash or other property in connection with the transactions contemplated by this Agreement, amounts used by WVB or Indimich to pay reorganization expenses, and all redemptions and distributions of property by WVB or Indimich in connection with the transactions contemplated by this Agreement will be included as "assets" immediately prior to the Merger.

     (b) Nextel, WVB and Indimich will pay their respective expenses, if any, incurred in connection with the Merger.

     (c) Nextel will continue the business operated by WVB immediately prior to the Merger, or Nextel will use in a business a significant portion of the business assets held by WVB immediately prior to the Merger. For purposes of this Section 5.13, the term "WVB" shall include each of WVB's direct and indirect subsidiaries.

     (d) For a period of six months following the Merger, Nextel will not effect, directly or indirectly, a Prohibited Transaction without the express written consent of Telcom, which consent shall not be unreasonably withheld.

     (e) For federal income tax purposes, the parties will treat the Merger as a transaction described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code pursuant to which the Founders exchange their shares of WVB Common Stock for Nextel Common Stock without the recognition of taxable gain, and the parties shall report the Merger and the related transactions contemplated by this Agreement in their Tax Returns in a manner consistent with such treatment.

     (f) For purposes of the covenants in this Section 5.13, the term "control" is defined in Section 368(c) of the Code and the terms "controlled by," "control of," and similar terms are defined consistently with the term "control."

5.14 NEXTEL COMMON STOCK

     During the 20 trading days following but excluding the date hereof, neither the Founders nor any Affiliates thereof shall engage in any transaction in or with respect to Nextel Common Stock, including but not limited to purchasing, selling, selling short, or purchasing or selling options to purchase, Nextel Common Stock in a manner that reasonably could be expected to have a material effect on the price of the Nextel Common Stock on the Nasdaq National Market.

5.15 OTHER COOPERATION

     All parties shall use their reasonable best efforts to prepare and file within 15 days of the date hereof filings required by the HSR Act, and will promptly take, and fully cooperate with the other parties and their legal counsel and accountants in connection with, any other steps reasonably required to be taken as part of the obligations of the parties under this Agreement or to promptly satisfy the conditions precedent hereunder.

5.16 CERTAIN BRAZILIAN REGULATORY ISSUES

     (a) WVB has provided Nextel copies of (i) that certain letter dated October 11, 1996 addressed to Radio Telecomunicacoes do Brasil Ltda. ("Radio-Tel") from the Brazilian Ministry of Communications (the "Ministry") (the "Ministry Letter"), (ii) that certain internal memorandum of the Ministry written by Esmeralda Eudoxia Goncalves dated July 17, 1996 (the "Ministry Memorandum"), and
(iii) that certain letter from Mr. Frank Marques dated October 23, 1996 responding to the Ministry Letter (the "WVA Response"). (The issue of whether the Services Agreements between any WVB Affiliate and AirLink are not in compliance with applicable regulation, as referenced in the Ministry Letter, the Ministry Memoranda and the WVA Response, is referred to as the "Regulatory Issue.")

     (b) WVB shall exercise its commercially reasonable best efforts to secure a satisfactory resolution of the Regulatory Issue. At any time prior to the three-month anniversary of the date hereof, WVB may propose in writing to Nextel how Nextel may secure the Satisfactory Regulatory Comfort (as defined below) (the "WVB Proposal"). Within 10 business days of Nextel's receipt of the WVB Proposal, Nextel shall notify WVB in writing whether Nextel accepts the WVB Proposal as constituting Satisfactory Regulatory Comfort, and if Nextel rejects the WVB Proposal, Nextel shall include a detailed explanation of the reasons for such rejection. If Nextel declines to accept the WVB Proposal, then WVB shall be provided an additional period of 10 business days to allow it to provide supplemental comfort with respect to the Regulatory Issue (the "Supplemental WVB Proposal"). Within five business days of receipt thereof, Nextel shall provide its written response as whether it accepts the Supplemental WVB Proposal as constituting Satisfactory Regulatory Comfort.

     (c) If the Closing occurs, then Nextel shall be deemed to have released the Indemnifying Founders from any liability or obligations they might otherwise incur pursuant to this Agreement in connection with the Regulatory Issue, whether such issue arises in connection with Radio-Tel or any other WVB Affiliate.

5.17 BRAZILIAN CERTIFICATES

     To the extent that Nextel shall not have obtained on or prior to the Closing Date the negative certificates of Brazilian authorities listed on
Exhibit 5.17 in a form reasonably satisfactory to Nextel, WVB shall use its best efforts to obtain such certificates.

                                   ARTICLE VI

           CONDITIONS PRECEDENT TO OBLIGATIONS OF NEXTEL AND INDIMICH

     The obligations of each of Nextel and Indimich to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it on or before the Closing Date shall be subject to the satisfaction of the following conditions, any of which may be expressly waived in writing by Nextel:

6.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of WVB contained herein (including applicable Schedules hereto) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date, except as affected by transactions contemplated hereby and except to the extent that any such representations and warranties shall have been made as of a specified date, in which case such representations and warranties shall have been true as of the specified date.

6.2   PERFORMANCE OF AGREEMENT

     WVB shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with it on or prior to the Closing Date.

6.3   APPROVALS AND CONSENTS

     All material approvals and consents listed on Schedule 3.3 shall have been obtained.

6.4   FOUNDERS' APPROVAL

     This Agreement and the transactions contemplated hereby shall have been duly approved or ratified by the requisite holders of WVB Common Stock in accordance with applicable provisions of the VSCA and the Articles of Incorporation and Bylaws of WVB.

6.5   SHAREHOLDERS AGREEMENT

     WVB, the Founders and Nextel or any Affiliates of Nextel designated by it to hold the WVB Common Stock shall have entered into a Shareholders Agreement (the "Shareholders Agreement") in substantially the form attached hereto as
Exhibit 6.5.

6.6   OPINION OF WVB COUNSEL

     Indimich shall have received opinions of counsel to WVB in the United States, Brazil and the British Virgin Islands reasonably acceptable to Nextel in substantially the form attached hereto as Exhibit 6.6.

6.7   CONFIDENTIALITY, NONCOMPETITION AND PROPRIETARY INFORMATION AGREEMENTS

     On or before the Closing Date, the Founders, the WVB Affiliates Controlled by WVB and all Affiliates (other than members of Telcom), officers and directors thereof shall have entered into confidentiality agreements, noncompetition agreements and proprietary information agreements relating to paging and SMR services and operations in Brazil substantially in the form attached hereto as
Exhibit 6.7.

6.8 RESIGNATIONS OF DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS

     On or before the Closing Date, the resignation of all directors, officers, employees, independent contractors and consultants of WVB and the WVB Affiliates that Nextel shall have requested shall have been obtained.

6.9   LEGAL PROCEEDINGS

     No law, regulation, administrative ruling or order of any court or administrative agency of competent jurisdiction shall be in effect that enjoins, restrains or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be reasonably likely to enjoin, restrain or prohibit consummation of this Agreement.

6.10 S-4 REGISTRATION STATEMENT AND LISTING

     The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective on the Closing Date. No stop order suspending effectiveness shall have been issued by the SEC, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Nextel Common Stock shall have been received. The listing of the Nextel Shares on the Nasdaq National Market shall have been approved.

6.11 TITLE

     To the extent any such Liens exist, WVB shall have caused WVB, Telcom and the WVB Affiliates to have obtained the release of all material Liens on the Assets, other than Permitted Liens. WVB shall have supplied to Indimich evidence satisfactory to Nextel pursuant to Section 6.16 establishing WVB's, Telcom's and the WVB Affiliates' good and marketable title to the Assets, free and clear of all Liens, other than Permitted Liens.

6.12 WVB OFFICERS' CERTIFICATES

     Nextel shall have received a certificate from the President and the Secretary of WVB dated the Closing Date, in substantially the form attached as
Exhibit 6.12, certifying that (a) the conditions set forth in this Article VI have been fulfilled and (b) the representations and warranties of WVB herein are true and correct in all material respects as of the Closing Date.

6.13 NO CHANGE IN POLITICAL OR ECONOMIC CONDITIONS IN BRAZIL

     Since the date of this Agreement, in the reasonable opinion of Nextel, there shall have been no change in political or economic conditions in Brazil that has had or could reasonably be expected to have a material adverse effect on the Business, including, but not limited to, any material change in any material law or regulation relating to SMR.

6.14 AFFILIATE TRANSACTIONS

     All loans and other transactions between WVB and the WVB Affiliates, on the one hand, and the Founders or their Affiliates, on the other hand (including, but not limited to, the Master Service Agreement and any shareholders agreement between WVB and the Founders) shall have been terminated.

6.15 RULE 145 AFFILIATE AGREEMENTS

     Nextel shall have received an executed Affiliate Agreement from each Rule 145 affiliate of WVB.

6.16 DOCUMENTATION RELATING TO LICENSES

     Nextel shall have received a true and complete copy of each document granting the License with respect to each Channel.

6.17 NEGATIVE PLEDGE AGREEMENT

     WVB, Telcom and Nextel shall have entered into a Negative Pledge Agreement in substantially the form attached hereto as Exhibit 6.17.

6.18 BRAZILIAN REGULATORY ISSUES

     Subject to the provisions of Section 5.16, Nextel shall have received comfort in form and in substance, reasonably satisfactory to it, with respect to the resolution of the Regulatory Issue (the "Satisfactory Regulatory Comfort").

                                  ARTICLE VII

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF WVB

     The obligations of WVB to perform and observe the covenants, agreements and conditions hereof to be performed and observed by WVB on or before the Closing Date shall be subject to the satisfaction of the following conditions, any of which may be expressly waived in writing by WVB:

7.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of Nextel and Indimich contained in
Article IV shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties shall have been made as of a specified date, in which case such representations and warranties shall have been true as of the specified date.

7.2   PERFORMANCE OF AGREEMENT

     Nextel and Indimich shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

7.3   APPROVALS AND CONSENTS

     All material approvals and consents from third parties listed on Schedule
3.3 shall have been obtained.

7.4   FOUNDERS' APPROVAL

     This Agreement and the transactions contemplated hereby shall have been duly approved or ratified by the Founders in accordance with applicable provisions of the VSCA and the Articles of Incorporation and Bylaws of WVB.

7.5   SHAREHOLDERS AGREEMENT

     WVB, the Founders and Indimich or any Affiliates of Indimich designated by it to hold the WVB Common Stock shall have entered into the Shareholders Agreement.

7.6   NEXTEL AND INDIMICH OFFICERS' CERTIFICATE

     The Founders shall have received certificates of a Vice President and the Secretary of Nextel and of the President and Secretary of Indimich, dated the Closing Date, in substantially the form attached hereto as Exhibit 7.6, certifying that all the conditions set forth in this Article VII have been fulfilled and the representations and warranties of Nextel and Indimich, respectively, herein are true and correct as of the Closing Date.

7.7   LEGAL PROCEEDINGS

     No law, regulation, administrative ruling or order of any court or administrative agency of competent jurisdiction shall be in effect that enjoins, restrains or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall reasonably likely to be pending or threatened that would enjoin, restrain or prohibit consummation of this Agreement.

7.8   S-4 REGISTRATION STATEMENT AND LISTING

     The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective on the Closing Date. No stop order suspending effectiveness shall have been issued by the SEC, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Nextel Common Stock shall have been received. The listing of the Nextel Shares on the Nasdaq National Market shall have been approved.

7.9   OPINION OF NEXTEL COUNSEL

     WVB shall have received an opinion of counsel to Nextel reasonably acceptable to WVB substantially in the form attached hereto as Exhibit 7.9.

7.10 NO MATERIAL ADVERSE CHANGE

     Since the date of this Agreement, there shall have been no material adverse change with respect to Nextel that would be required to be publicly disclosed by Nextel if Nextel were making a public offering of securities.

7.11 TRANSFER OF INTERESTS OF WVB AFFILIATES

     All interests in the WVB Affiliates held by Telcom or its Affiliates or by individuals who are acting as nominees of Telcom or any of its Affiliates shall have been transferred to Persons designated by Telcom.

7.12 TERMINATION OF POWERS OF ATTORNEY

     All powers of attorney relating to the WVB Affiliates and designated for termination at least 10 days prior to the Closing Date by Nextel shall have been terminated.

                                  ARTICLE VIII

                                 NONCOMPETITION

8.1   NONCOMPETITION

     (a) By their approval of this Agreement, the Founders agree that, until the earlier of (i) one year following termination of the Shareholders Agreement or
(ii) termination of this Agreement pursuant to

Article X, neither the Founders nor any Affiliate thereof shall in any way, by action or inaction, directly or indirectly, for itself or for the benefit of any other Person, own, manage, operate, join, Control or participate in the ownership, management, operation or Control of, any Person that competes with WVB or any Affiliate thereof, or agrees to do any of the foregoing, in the business of SMR or paging in Brazil, other than wireless radio engineering, design or program management services and the manufacture and sale of related software and hardware products; provided, further, that neither the Founders nor any Affiliate thereof may maintain an equity interest in any Person in which it owns an equity interest as of the date hereof, which equity interest entitles any of the Founders or their Affiliates to control the policymaking or day-to-day operations of such Person or in connection with which any of the Founders or their Affiliates have a representative on the board of directors, if such Person elects to engage in the business of cellular communications or Personal Communications Systems ("PCS") in Brazil. Notwithstanding the foregoing, the Founders may engage in the business of SMR with respect to any interests in entities or Licenses acquired from WVB pursuant to the provisions of Section 2.4 hereof.

     (b) Until the earlier of (i) one year following termination of the Shareholders Agreement or (ii) termination of this Agreement pursuant to Article X, neither Nextel nor any direct or indirect subsidiary thereof shall in any way, by action or inaction, directly or indirectly, for itself or for the benefit of any other Person, own, manage, operate, join, Control or participate in the ownership, management, operation or Control of any Person that competes with WVB or any Affiliate thereof, or agrees to do any of the foregoing, in the business of SMR or paging in Brazil; provided, further, that neither Nextel nor any direct or indirect subsidiary thereof may maintain an equity interest in any Person in which it owns an equity interest as of the date hereof, which equity interest entitles Nextel or any of its direct or indirect subsidiaries to control the policymaking or day-to-day operations of such Person or in connection with which any of the Founders or their Affiliates have a representative on the board of directors, if such Person elects to engage in the business of cellular communications or PCS in Brazil.

8.2   SPECIFIC PERFORMANCE

     The parties hereto acknowledge that it may be impossible to measure in money the damages that any party may incur as a result of another party's violation of any provision of this Article VIII. Consequently, in any action specifically to enforce any provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists. Each party further agrees that the other parties shall be entitled to injunctive relief, specific performance or other equitable relief to prevent violation of any provision of this Agreement.

                                   ARTICLE IX

                   INDEMNIFICATION AND SURVIVAL OF WARRANTIES

9.1   INDEMNIFICATION BY THE FOUNDERS

     By their approval of this Agreement, each Indemnifying Founder agrees, jointly and severally, to indemnify and hold harmless, on an after-tax basis, Nextel and any of its Affiliates, their respective successors and permitted assigns, and the officers, directors, Affiliates, employees, Controlling Persons and agents of the foregoing and to hold each such party harmless against and in respect of any and all losses, damages, costs and expenses, including attorneys' fees ("Damages"), incurred by any such party by reason of (a) a breach of any of the representations or warranties made in this Agreement by WVB, (b) any item disclosed on Schedule 3.16 or 3.20 or any Fistel payment payable with respect to any period prior to the Closing Date and not reflected in the Closing Balance Sheet, whether or not disclosed in the Schedules hereto, (c) the breach of any covenant contained herein by WVB prior to the Closing, or (d) the breach of undertakings of WVB or the Founders in this Agreement or any other document, supplement, instrument, agreement, letter, amendment or assignment executed in connection herewith, or in any officers' certificate or other certificate delivered to Nextel or its Affiliates at or in connection with the Closing; provided, however, that (a) the Indemnifying Founders shall not be obligated to make any payments under this Section 9.1 unless and until the amount of

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Damages exceeds $500,000, after which the Indemnifying Founders shall be obligated to pay the entire amount of such Damages, including the first $500,000, and (b) the remedies set forth in Section 2.4 shall be the sole remedies for any Claim relating to (i) WVB's ability to acquire, directly or indirectly, the remaining interests in any Persons owning Licenses, (ii) frequency interference and (iii) revocation of Licenses. The aggregate individual liability of each Indemnifying Founder under this Article IX and Sections 2.4 and 2.5 shall be limited to such Indemnifying Founders' Pro Rata Share. As between themselves, the Indemnifying Founders agree that if any Indemnifying Founder shall become obligated to make any indemnification payment hereunder or under Sections 2.4 or 2.5, each Indemnifying Founder shall contribute to such payment pro rata in accordance with his, her or its ownership interests in WVB as of the Closing Date. The Indemnifying Founders may satisfy their obligations hereunder in cash or in Nextel Common Stock, based on the average of the closing prices of the Nextel Common Stock on the principal trading market on which such shares are traded for the 20 trading days prior to the date of transfer thereof.

9.2   INDEMNIFICATION BY NEXTEL

     Nextel agrees to indemnify and hold harmless, on an after-tax basis, WVB and the Founders, their respective successors and permitted assigns and the officers, directors, affiliates, employees, Controlling Persons and agents of the foregoing and to hold each such party harmless against and in respect of any and all Damages incurred by such party by reason of a breach of any of the representations or warranties made by Nextel and Indimich in this Agreement or Damages suffered as a result of the breach of undertakings of Nextel and Indimich in any other document, supplement, instrument, agreement, letter, amendment or assignment executed in connection herewith, or in any officers' certificate or other certificates delivered to the Founders at or in connection with the Closing; provided, however, that (a) Nextel shall not be obligated to make any payments under this Section 9.2 unless and until the amount of Damages exceeds $500,000, after which Nextel shall be obligated to pay the entire amount of such Damages, including the first $500,000, and (b) Nextel's maximum liabilities under this Section 9.2 shall not exceed $186,300,000.

9.3   PROCEDURE

     With respect to the claims made by third parties, if Nextel, Indimich, any Founder, WVB or the WVB Affiliates are threatened with any claim, or any such claim is presented to or any action or proceeding commenced, that may give rise to the right of indemnification hereunder, Nextel, Indimich, such Founder, WVB or the WVB Affiliates, as the case may be (the "Indemnitee"), will give written notice thereof promptly (and in no event later than the last survival date of the representation and warranty for the breach of which indemnification is sought) to the party or parties bearing the indemnification obligation (the "Indemnifying Party"); provided, however, that the failure to give notice in accordance with this Section 9.3 shall not prevent enforcement hereunder if such failure is not prejudicial to the Indemnifying Party. The Indemnifying Party shall have the right to participate in the defense of such claim, action or proceeding, and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof with counsel mutually satisfactory to such parties and the Indemnitee, in which case every Indemnitee shall have the right to participate through counsel of its own choosing (and whose fees shall by paid by such Indemnitee). If the Indemnifying Party and the Indemnitee agree upon mutually satisfactory counsel to assume the defense, the Indemnifying Party shall assume the expense of such counsel's fees and shall no longer assume the expense of the Indemnitee's attorneys' fees. In the event the Indemnifying Party undertakes to compromise or defend any such liability, the Indemnifying Party shall so notify the Indemnitee in writing promptly of its intention to do so, and the Indemnitee shall cooperate with the Indemnifying Party and its counsel in the compromising of or the defending against any such liabilities or claims, at the expense of the Indemnifying Party. Such cooperation shall include, but shall not be limited to, the provision to the Indemnifying Party of reasonable access to the Indemnitee's business records, research, documents and employees as they relate to the defense of any indemnified claim. In response to a bona fide settlement offer, the Indemnifying Party may settle the monetary portion of an indemnifiable matter that it has duly elected to contest without the consent of the Indemnitee unless such settlement has an adverse effect upon the Indemnitee, in which case such matters shall be settled only with the consent of the Indemnitee; provided, however, that the Indemnifying Party shall not have the right to agree to a settlement involving injunctive or

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

other equitable relief without obtaining the prior written consent of the Indemnitee. In the event the Indemnitee declines to consent to the monetary settlement described in the preceding sentence, then the Indemnitee shall have no right to indemnification beyond, and the Indemnifying Party shall have no obligation to pay damages and attorneys' fees hereunder in excess of, the amount of the proposed settlement.

9.4   SURVIVAL

     The covenants, agreements, representations and warranties made by the parties in or pursuant to this Agreement shall survive the Closing for 18 months, except as otherwise set forth herein, and except that (a) indemnification pursuant to Article IX relating to the representations and warranties contained in Sections 3.11 and 4.9 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, and (b) the agreements contained in this Article IX shall survive indefinitely. Any claim for indemnification asserted in accordance with the provisions of this Agreement prior to the relevant expiration date shall survive until it is resolved.

                                   ARTICLE X

                                  TERMINATION

10.1 TERMINATION

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, before or after the approval by the Founders:

     (a) by mutual written consent duly authorized by the Boards of Directors of Nextel and WVB; or

     (b) by either Nextel or WVB if the transactions contemplated hereby shall not have been consummated by the date 30 days after the date hereof; provided, however, that if, despite the parties' reasonable best efforts, the applicable waiting period under the HSR Act shall not have been terminated as of such date, or the S-4 Registration Statement shall not have been declared and remain effective as of such date, such date shall be extended for a reasonable period not to exceed an additional 45 days to permit such condition or conditions to be fulfilled; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date; or

     (c) by either Nextel or WVB if a court of competent jurisdiction or governmental authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; or

     (d) by Nextel or WVB if, pursuant to WVB's requests for shareholder approval, the requisite vote of the Founders shall not have been obtained prior to the date set forth in Section 10.1(b); or

     (e) by Nextel if (i) the Board of Directors of WVB shall withdraw, modify or change its recommendation in favor of this Agreement and the transactions contemplated hereby in a manner adverse to Nextel or shall have resolved to do any of the foregoing; (ii) the Board of Directors of WVB shall have recommended to the Founders an alternative transaction; or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of WVB Common Stock is commenced (other than by Nextel or an Affiliate of Nextel) and the Board of Directors of WVB recommends that the Founders tender their shares in such tender offer or exchange offer; or

     (f) by Nextel upon a breach of any representation, warranty, covenant or agreement on the part of WVB set forth in this Agreement such that the conditions set forth in Section 6.1 or 6.2 would not be satisfied; or by WVB upon a breach of any representation, warranty, covenant or agreement on the part of Nextel or Indimich set forth in this Agreement such that the conditions set forth in Section 7.1 or 7.2 would not be satisfied; or

     (g) by Nextel if any representation or warranty of WVB shall have become untrue such that the conditions set forth in Article VI cannot reasonably be expected to be satisfied by the date set forth in Section 10.1(b); or by WVB if any representation or warranty of Nextel or Indimich shall have become untrue

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

such that the conditions set forth in Article VII cannot reasonably be expected to be satisfied by the date set forth in Section 10.1(b); or

     (h) by Nextel or WVB if the Board of Directors of WVB shall have resolved to accept a Superior Proposal.

10.2 EFFECT OF TERMINATION

     In the event of any termination pursuant to this Article X (other than pursuant to Section 10.1(a)), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other party hereto and neither party shall have any liability to the other party of any nature whatsoever due to such termination, except for damages resulting from a willful breach by the other party.

                                   ARTICLE XI

                                    GENERAL

11.1 EXPENSES

     If the transactions contemplated by this Agreement are consummated, Nextel shall pay its own fees, costs and expenses, and the Founders shall pay their own fees, costs and expenses, incident to the negotiation, preparation and carrying out of this Agreement; provided, however, that WVB shall not bear any fees, costs or expenses relating to the Merger for the benefit of any of the Founders, Nextel or Indimich.

11.2 AMENDMENT

     Prior to the Closing, Nextel, Indimich and WVB (and after the Closing, Nextel, the Surviving Corporation and the Indemnifying Founders), may amend, modify or supplement this Agreement at any time, but only in a written amendment duly executed on behalf of each of the parties.

11.3 HEADINGS

     The headings preceding the text of Sections of this Agreement are for convenience only and shall not be deemed parts thereof.

11.4 APPLICABLE LAW

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts executed and to be fully performed in such state. Each of the parties hereto, and each of the Founders by his, her or its approval of this Agreement, (a) consents to submit itself to the personal jurisdiction of any federal court located in the state of Virginia or any Virginia state court if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the state of Virginia or a Virginia state court.

11.5 PARTIES IN INTEREST

     All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not. This Agreement shall not be assigned by either party hereto in whole or in part without the prior written consent of the other party hereto; provided, however, that Indimich may at any time assign all or part of its right, title and interest in, to and under this Agreement and the documents, agreements and supporting papers delivered in connection herewith to any Affiliate of Indimich that is a wholly owned direct subsidiary of Nextel and that agrees in writing to be bound by the provisions hereof and which has no assets, liabilities or operations and which is in all respects in full compliance with all representations, warranties, covenants and agreements contained herein. The representations, warranties, covenants and agreements of Nextel and Indimich set forth in this Agreement are made for the benefit of the Founders and, subject to the approval of this Agreement and the Merger by the Founders, may be enforced by and against the Founders in accordance with the terms of this Agreement.

11.6 WAIVERS

     Any terms, covenants, representations, warranties or agreements of any party hereto may be waived at any time by an instrument in writing executed by the party for whose benefit such terms exist. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

11.7 ACKNOWLEDGMENT

     Each of Nextel and Indimich acknowledges that it has not relied on the advice of WVB, the Founders or their respective counsel as to matters of Brazilian law or regulation; provided, however, that this acknowledgment shall in no way affect the rights of Nextel and Indimich under Article II, III or IX.

11.8 NOTICES

     Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered or deposited in the mail, postage prepaid, sent certified or registered, or when delivered by facsimile, and addressed as respectively set forth below, or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally or by facsimile, transmission confirmed, shall be deemed to be received on the date of delivery and any notice so mailed shall be deemed to be received three days after the date on which it was mailed.

     Notices to the parties shall be sent as follows:

     (a)  To Nextel and Indimich:

         Nextel Communications, Inc.
         1505 Farm Credit Drive
         McLean, VA 22102
         Attention: Thomas Sidman, Esq.
         Fax: (703) 394-3001

         Dial Call Indimich, Inc.
         c/o McCaw International, Ltd.
         1191 Second Avenue, Suite 1600
         Seattle, WA 98101
         Attention: General Counsel
         Fax: (206) 749-8384

     with a copy to:

         Perkins Coie
         1201 Third Avenue, 40th Floor
         Seattle, WA 98101-3099
         Attention: Craig E. Sherman, Esq.
         Fax: (206) 583-8500
         File: 24570-11

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

     (b)  To WVB:
         Wireless Ventures of Brazil, Inc.
         c/o Telcom Ventures, LLC
         Arlington Courthouse Plaza II
         2300 Clarendon Boulevard, Suite 800
         Arlington, VA 22201
         Attention: Dr. Rajendra Singh
         Fax: (703) 243-4960

         (with a copy to General Counsel)

     and with a copy to:

         Dewey Ballantine
         1301 Avenue of The Americas
         New York, NY 10019
         Attention: William J. Phillips, Esq.
         Fax: (212) 259-6333

11.9 COUNTERPARTS

     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 ENTIRE UNDERSTANDING

     The terms set forth in this Agreement and the Confidentiality Agreement are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                   NEXTEL COMMUNICATIONS, INC.

                                   By
                                     -------------------------------

                                      Its
                                         ---------------------------

                                   DIAL CALL INDIMICH, INC.

                                   By
                                     -------------------------------

                                      Its
                                         ---------------------------

                                   WIRELESS VENTURES OF BRAZIL, INC.

                                   By
                                     -------------------------------

                                      Its
                                         ---------------------------


                                      A-35